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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232256

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 11, 2019

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 21, 2019

Brookfield Infrastructure Partners L.P.

$

Limited Partnership Units

This offering (this "Offering") of limited partnership units (the "Units") of Brookfield Infrastructure Partners L.P. (our "Partnership" and collectively with its subsidiary entities and operating entities "Brookfield Infrastructure") under this prospectus supplement (this "Prospectus Supplement") consists of                        Units (collectively, with the Units issuable upon exercise of the Over-Allotment Option (as defined below), the "Offered Units") at a price of $                        per Offered Unit (the "Offering Price"). The first distribution in which the purchasers of Offered Units will be eligible to participate, if they continue to own the Offered Units, will be for the third quarter of 2019, as and when declared by our Partnership's general partner (our "General Partner").

Concurrent with the closing of this Offering, Brookfield Asset Management Inc. and its related entities (other than Brookfield Infrastructure, collectively, "Brookfield") will, pursuant to an exemption from the Canadian prospectus and U.S. prospectus registration requirements (the "Concurrent Private Placement"), purchase                        redeemable partnership units ("RPUs") of Brookfield Infrastructure L.P. (the "Holding LP") at $                        per RPU, representing the Offering Price per Offered Unit net of underwriting commissions payable by our Partnership. See "Concurrent Private Placement".

Our Units are listed for trading under the symbol "BIP.UN" on the Toronto Stock Exchange (the "TSX") and "BIP" on the New York Stock Exchange (the "NYSE").

Investing in the Units involves risks. See "Risk Factors" beginning on page S-3 of this Prospectus Supplement, beginning on page 1 of the accompanying prospectus of our Partnership dated June 21, 2019 (the "Prospectus"), the risk factors included in our most recent annual report on Form 20-F for the fiscal year ended December 31, 2018 dated February 28, 2019 (our "Annual Report"), and in other documents incorporated by reference in this Prospectus Supplement.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriters' Fee(1)	Net Proceeds to our Partnership(2)
Per Unit	$	$	$
Total(3)	$	$	$
(1)
The Underwriters' fee is equal to            % of the gross proceeds of this Offering. See "Underwriting".

(2)
Before deduction of our Partnership's expenses of this Offering, estimated at $                                    , which, together with the Underwriters' fee, will be paid from the proceeds of this Offering.

(3)
Our Partnership has granted to the Underwriters the right (the "Over-Allotment Option"), exercisable until the date which is 30 days following the closing of this Offering, to purchase from us on the same terms up to                        Units, being a number equal to 15% of the number of initial Units sold in this Offering. If the Over-Allotment Option is exercised in full, the total price to the public will be $                        , the Underwriters' fee will be $                        and the net proceeds to our Partnership will be $                        . This Prospectus Supplement also qualifies the grant of the Over-Allotment Option and the distribution of the Units issuable upon the exercise of the Over-Allotment Option. A purchaser who acquires Offered Units forming part of the Underwriters' over-allocation position acquires those Units under this Prospectus Supplement, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

The Underwriters (as defined below) expect to deliver the initial Units on or about                        , 2019 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

RBC Capital Markets	TD Securities	CIBC Capital Markets

Credit Suisse	Wells Fargo Securities

The date of this Prospectus Supplement is                    , 2019

        Capitalized terms which are used but not otherwise defined in this Prospectus Supplement shall have the meaning ascribed thereto in the accompanying Prospectus.

        This document is in two parts. The first part is this Prospectus Supplement, which describes the specific terms of this Offering. The second part is the accompanying Prospectus, which gives more general information, some of which may not apply to this Offering. If information varies between this Prospectus Supplement and the accompanying Prospectus, you should rely on the information in this Prospectus Supplement.

        You should only rely on the information contained or incorporated by reference in this Prospectus Supplement, the accompanying Prospectus or any "free writing prospectus" we may authorize to be delivered to you. We have not, and the Underwriters have not, authorized anyone to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this Prospectus Supplement, the accompanying Prospectus or any "free writing prospectus" we may authorize to be delivered to you, as well as the information we previously filed with, or furnished to, the SEC, that is incorporated by reference in this Prospectus Supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

        We are offering to sell the Offered Units and are seeking offers to buy the Offered Units, only in jurisdictions where such offers and sales are permitted. The distribution of this Prospectus Supplement and the accompanying Prospectus and the offering of the Offered Units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this Prospectus Supplement or the accompanying Prospectus must inform themselves about and observe any restrictions relating to the Offering and the distribution of this Prospectus Supplement and the accompanying Prospectus outside the United States. This Prospectus Supplement and the accompanying Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

        Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are formed under the laws of Bermuda, some of the officers and directors of Brookfield Infrastructure Partners Limited, our General Partner, and some of the experts named in this Prospectus Supplement are residents of Canada or other non-U.S. jurisdictions and a portion of our assets and the assets of those officers, directors and experts are located outside the United States.

 CURRENCY

        Unless otherwise specified, all dollar amounts in this Prospectus Supplement are expressed in U.S. dollars and references to "dollars," "$" or "US$" are to U.S. dollars, all references to "C$" are to Canadian dollars and all references to "NZ$" are to New Zealand dollars.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        This Prospectus Supplement, the Prospectus and the documents incorporated by reference in this Prospectus Supplement and in the Prospectus contain certain "forward-looking statements" and "forward-looking information" within the meaning of applicable securities laws. These forward-looking statements and information also relate to, among other things, the expansion of our business, our objectives, goals, strategies, intentions, plans, beliefs, expectations and estimates and anticipated events or trends. In some cases, you can identify forward-looking statements and information by terms such as "anticipate", "believe", "could", "estimate", "likely", "expect", "intend", "may", "continue", "plan", "potential", "objective", "tend", "seek", "target", "foresee", "aim to", "outlook", "endeavour", "will", "would" and "should", or the negative of those terms or other comparable terminology. In particular, our statements with respect to the G&W Transaction and the Vodafone NZ Transaction (each as defined herein) and the expected results of these transactions are forward-looking statements. These forward-looking statements and information are not historical facts but reflect our current expectations regarding future results or events and are based on information currently available to us and on assumptions we believe are reasonable. Although we believe that our anticipated future results, performance or achievements expressed or implied by these forward-looking statements and information

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are based on reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve assumptions, known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by these forward-looking statements and information. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations and our plans and strategies may vary materially from those expressed in the forward-looking statements and forward-looking information herein.

        Factors that could cause our actual results to differ materially from those contemplated or implied by the statements in this Prospectus Supplement, the Prospectus and the documents incorporated by reference in this Prospectus Supplement and in the Prospectus include, without limitation:

  •
  our active and advanced pipeline of new investment opportunities may not be completed as planned and, in that event, the use of proceeds from this Offering and the Concurrent Private Placement is not certain;

  •
  our assets are or may become highly leveraged and we intend to incur indebtedness above the asset level;

  •
  our Partnership is a holding entity that relies on its subsidiaries to provide the funds necessary to pay our distributions and meet our financial obligations;

  •
  future sales and issuances of our Units, preferred units or securities exchangeable for our Units, or the perception of such sales or issuances, could depress the trading price of our Units or preferred units;

  •
  pending acquisitions, dispositions and other transactions may not be completed on the timeframe or in the manner contemplated, or at all;

  •
  deployment of capital for our committed backlog and other projects we are pursuing may be delayed, curtailed or redirected altogether;

  •
  acquisitions may subject us to additional risks and the expected benefits of our acquisitions may not materialize;

  •
  foreign currency risk and risk management activities;

  •
  increasing political uncertainty, which may impact our ability to expand in certain markets;

  •
  general economic conditions and risks relating to the economy;

  •
  commodity risks;

  •
  alternative technologies could impact the demand for, or use of, the businesses and assets that we own and operate and could impair or eliminate the competitive advantage of our businesses and assets;

  •
  availability and cost of credit;

  •
  government policy and legislation change;

  •
  exposure to uninsurable losses and force majeure events;

  •
  infrastructure operations may require substantial capital expenditures;

  •
  labour disruptions and economically unfavourable collective bargaining agreements;

  •
  exposure to occupational health and safety related accidents;

  •
  exposure to increased economic regulation and adverse regulatory decisions;

  •
  exposure to environmental risks, including increasing environmental legislation and the broader impacts of climate change;

  •
  high levels of government regulation upon many of our operating entities, including with respect to rates set for our regulated businesses;

S-ii

  •
  First Nations claims to land, adverse claims or governmental claims may adversely affect our infrastructure operations;

  •
  the competitive market for acquisition opportunities and the inability to identify and complete acquisitions as planned;

  •
  our ability to renew existing contracts and win additional contracts with existing or potential customers;

  •
  timing and price for the completion of unfinished projects;

  •
  some of our current operations are held in the form of joint ventures or partnerships or through consortium arrangements;

  •
  our infrastructure business is at risk of becoming involved in disputes and possible litigation;

  •
  some of our businesses operate in jurisdictions with less developed legal systems and could experience difficulties in obtaining effective legal redress, which creates uncertainties;

  •
  actions taken by national, state, or provincial governments, including nationalization, or the imposition of new taxes, could materially impact the financial performance or value of our assets;

  •
  reliance on technology and exposure to cyber-security attacks;

  •
  customers may default on their obligations;

  •
  reliance on tolling and revenue collection systems;

  •
  our ability to finance our operations due to the status of the capital markets;

  •
  changes in our credit ratings;

  •
  our operations may suffer a loss from fraud, bribery, corruption or other illegal acts;

  •
  Brookfield's influence over our Partnership and our dependence on Brookfield as our service provider;

  •
  the lack of an obligation of Brookfield to source acquisition opportunities for us;

  •
  our dependence on Brookfield and its professionals;

  •
  interests in our General Partner may be transferred to a third party without unitholder or preferred unitholder consent;

  •
  Brookfield may increase its ownership of our Partnership;

  •
  our master services agreement ("Master Services Agreement") as described in Item 6.A "Directors and Senior Management — Our Master Services Agreement" of our Annual Report (as defined herein) and our other arrangements with Brookfield do not impose on Brookfield any fiduciary duties to act in the best interests of unitholders or preferred unitholders;

  •
  conflicts of interest between our Partnership, our preferred unitholders and our unitholders, on the one hand, and Brookfield, on the other hand;

  •
  our arrangements with Brookfield may contain terms that are less favourable than those which otherwise might have been obtained from unrelated parties;

  •
  our General Partner may be unable or unwilling to terminate our Master Services Agreement;

  •
  the limited liability of, and our indemnification of, our service provider;

  •
  our unitholders and preferred unitholders do not have a right to vote on partnership matters or to take part in the management of our Partnership;

  •
  market price of our Units and preferred units may be volatile;

  •
  dilution of existing unitholders;

  •
  adverse changes in currency exchange rates;

S-iii

  •
  investors may find it difficult to enforce service of process and enforcement of judgments against us;

  •
  we may not be able to continue paying comparable or growing cash distributions to unitholders in the future;

  •
  our Partnership may become regulated as an investment company under the U.S. Investment Company Act of 1940, as amended;

  •
  we are exempt from certain requirements of Canadian securities laws and we are not subject to the same disclosure requirements as a U.S. domestic issuer;

  •
  we may be subject to the risks commonly associated with a separation of economic interest from control or the incurrence of debt at multiple levels within an organizational structure;

  •
  effectiveness of our internal controls over financial reporting;

  •
  changes in tax law and practice; and

  •
  other factors described in our Annual Report, including, but not limited to, those described under Item 3.D "Risk Factors" and elsewhere in our Annual Report.

        The risk factors included in our Annual Report and in the other documents incorporated by reference in this Prospectus Supplement and the Prospectus could cause our actual results and our plans and strategies to vary from our forward-looking statements and information. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements and information might not occur. We qualify any and all of our forward-looking statements and information by these risk factors. Please keep this cautionary note in mind as you read this Prospectus Supplement and the Prospectus. We disclaim any obligation to publicly update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, except as required by applicable law.

CAUTIONARY STATEMENT REGARDING THE USE OF NON-IFRS ACCOUNTING MEASURES

  FFO

        To measure performance, among other measures, we focus on net income as well as funds from operations ("FFO"). We define FFO as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. FFO is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by, International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board. FFO is therefore unlikely to be comparable to similar measures presented by other issuers. FFO has limitations as an analytical tool. Specifically, our definition of FFO may differ from the definition used by other organizations, as well as the definition of funds from operations used by the Real Property Association of Canada and the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), in part because the NAREIT definition is based on U.S. GAAP, as opposed to IFRS. See Item 5 "Operating and Financial Review and Prospects — Management's Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Non-IFRS Financial Measures" of our Annual Report and "Reconciliation of Non-IFRS Financial Measures" of our management's discussion and analysis for the three months ended March 31, 2019 ("Q1 MD&A") for more information on this measure, including a reconciliation to the most directly comparable IFRS measure.

  AFFO

        In addition, we use adjusted funds from operations ("AFFO") as a measure of long-term sustainable cash flow. We define AFFO as FFO less capital expenditures required to maintain the current performance of our operations (maintenance capital expenditures). AFFO is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by, IFRS. AFFO is therefore unlikely to be comparable to similar measures presented by other issuers. AFFO has limitations as an analytical tool. See Item 5 "Operating and Financial Review and Prospects — Management's Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Non-IFRS Financial Measures"

S-iv

of our Annual Report and "Reconciliation of Non-IFRS Financial Measures" of our Q1 MD&A for more information on this measure, including a reconciliation to the most directly comparable IFRS measure.

  Adjusted EBITDA

        In addition to FFO and AFFO, we focus on "Adjusted EBITDA", which we define as net income excluding the impact of depreciation and amortization, interest expense, current and deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. Like FFO, Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by, IFRS. Adjusted EBITDA is therefore unlikely to be comparable to similar measures presented by other issuers. Adjusted EBITDA has limitations as an analytical tool. See Item 5 "Operating and Financial Review and Prospects — Management's Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Non-IFRS Financial Measures" of our Annual Report and "Reconciliation of Non-IFRS Financial Measures" of our Q1 MD&A for more information on this measure, including a reconciliation to the most directly comparable IFRS measure.

  Invested Capital

        In addition, we use "Invested Capital", which we define as partnership capital removing the following items: non-controlling interest in operating subsidiaries, retained earnings or deficit, accumulated other comprehensive income and ownership changes. We measure return on Invested Capital as AFFO, less estimated returns of capital on operations that are not perpetual in life, divided by the weighted average Invested Capital for the period. Invested Capital is not calculated in accordance with, and does not have any standardized meaning prescribed by, IFRS. Invested Capital is therefore unlikely to be comparable to similar measures presented by other issuers. Invested Capital has limitations as an analytical tool. See "Reconciliation of Non-IFRS Financial Measures" of our Q1 MD&A for more information on this measure, including a reconciliation to the most directly comparable IFRS measure.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and periodic reporting requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act") applicable to "foreign private issuers" (as such term is defined in Rule 405 under the United States Securities Act of 1933, as amended (the "Securities Act")) and will fulfill the obligations with respect to those requirements by filing or furnishing reports with the Securities and Exchange Commission (the "SEC"). In addition, we are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC Internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, the Canadian equivalent of the SEC electronic document gathering and retrieval system. This information is also available on our website at https://www.bip.brookfield.com. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of our service provider at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281-1023.

        As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of Units. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, as soon as practicable, and in any event within 120 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

S-v

 DOCUMENTS INCORPORATED BY REFERENCE

        This Prospectus Supplement is deemed to be incorporated by reference into the accompanying Prospectus solely for the purpose of this Offering. Other documents are also incorporated, or are deemed to be incorporated, by reference into the accompanying Prospectus and reference should be made to the accompanying Prospectus for full particulars thereof. The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference into, and form an integral part of, this Prospectus Supplement:

  (a)
  our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019, as amended by Amendment No.1 thereto, filed with the SEC on March 7, 2019 (collectively, the "Annual Report"); and

  (b)
  our report on Form 6-K furnished on May 14, 2019 (Exhibit 99.1 only).

        In addition, all subsequent annual reports filed by us with the SEC on Form 20-F and any current reports on Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this Prospectus Supplement and the accompanying Prospectus form a part, in each case subsequent to the date of this Prospectus Supplement and prior to the termination of the Offering, shall be deemed to be incorporated by reference into this Prospectus Supplement as of the date of the filing or furnishing of such documents. We shall undertake to provide without charge to each person to whom a copy of this Prospectus Supplement and the accompanying Prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this Prospectus Supplement and the accompanying Prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to:

  Brookfield Infrastructure Partners L.P.
  Investor Relations
  73 Front Street
  5th Floor
  Hamilton HM 12
  Bermuda

  Attn: Melissa Low, Vice President, Investor Relations and Communications
  E-mail: melissa.low@brookfield.com
  Tel: +1 441 294 3309

        Any statement contained in this Prospectus Supplement, the accompanying Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus Supplement or the accompanying Prospectus shall be deemed to be modified or superseded, for the purposes of this Prospectus Supplement, to the extent that a statement contained in this Prospectus Supplement, or in the accompanying Prospectus or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

S-vi

SUMMARY

Recent Developments

G&W Transaction

        On July 1, 2019, we, alongside GIC and our institutional partners, announced an agreement to acquire Genesee & Wyoming Inc. ("G&W") in a transaction valued at approximately $8.4 billion (including debt) that will result in G&W becoming a privately-held company (the "G&W Transaction"). Our investment will be approximately $500 million of equity. The remainder of the business will be owned by our institutional partners and GIC.

        The G&W Transaction is expected to close by the end of 2019 or in early 2020 and is subject to customary closing conditions, including approval by G&W's stockholders representing 66 2/3% of the outstanding common stock, required regulatory approvals that include approval by the Committee on Foreign Investment in the United States, the U.S. Surface Transportation Board, and certain competition and antitrust approvals.

        G&W owns a large-scale portfolio of 120 short-line railroads, predominantly in North America, with operations in Europe and Australia. Through its subsidiaries worldwide, G&W provides essential transportation infrastructure services over more than 26,000 kilometres of track, providing access to its well-diversified customer base of approximately 3,000 customers.

Vodafone NZ Transaction

        On May 14, 2019, we, alongside our institutional partners and Infratil Limited, agreed to acquire Vodafone New Zealand Limited ("Vodafone NZ") for an enterprise value of approximately NZ$3.4 billion ($2.3 billion) (the "Vodafone NZ Transaction"). Vodafone NZ is a leading integrated telecommunications provider in the country, with approximately 1,600 cellular sites, over 10,000 kilometres of fibre optic cable and an attractive portfolio of spectrum rights. The Vodafone NZ Transaction is expected to close in the third quarter of 2019 and is subject to customary closing conditions. Our investment will be approximately $200 million of equity. The remainder of the business will be owned by our institutional partners and Infratil Limited.

Corporate Information

        Our Partnership's head and registered office is located at 73 Front Street, 5th Floor, Hamilton, HM 12, Bermuda.

THE OFFERING

Issuer	Brookfield Infrastructure Partners L.P.
Units offered by us	Units
Units if the Underwriters exercise in full their option to purchase up to an additional Units to cover any over-allotments.
Total Units outstanding after the Offering	Units, assuming no exercise of the Over-Allotment Option; or
Units, assuming full exercise of the Over-Allotment Option.
Use of proceeds

We intend to use a portion of the net proceeds from this Offering, together with the proceeds of the Concurrent Private Placement, to fund an active and advanced pipeline of new investment opportunities and for general working capital purposes. See "Use of Proceeds".

Risk factors

Investing in the Units involves risks. See "Risk Factors" beginning on page S-3 of this Prospectus Supplement, beginning on page 1 of the accompanying Prospectus, the risk factors included in our Annual Report and in other documents we incorporate in this Prospectus Supplement by reference.

TSX symbol	"BIP.UN"
NYSE symbol	"BIP"

RISK FACTORS

        An investment in the Units involves a high degree of risk. Before making an investment decision, you should carefully consider the risks incorporated by reference from our Annual Report and the other information incorporated by reference in this Prospectus Supplement, as updated by our subsequent filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, and securities regulatory authorities in Canada, which are incorporated in this Prospectus Supplement and the accompanying Prospectus by reference. The risks and uncertainties described therein and herein are not the only risks and uncertainties we face. In addition, please consider the following risks before making an investment decision:

         The use of proceeds from this Offering is not certain.

        We intend to use the net proceeds of this Offering and the Concurrent Private Placement to fund an active and advanced pipeline of new investment opportunities and for general working capital purposes.

        If all or a portion of the proceeds of this Offering or the Concurrent Private Placement are not deployed in a timely manner following closing, or if the returns are lower than the returns we anticipate, our Partnership may not be able to achieve growth in its distributions in line with its stated goals and the market value of our Units may decline.

        For more information see "Where You Can Find More Information" and "Documents Incorporated By Reference" in this Prospectus Supplement and "Documents Incorporated By Reference" in the Prospectus.

CONSOLIDATED CAPITALIZATION

        The following table sets forth the consolidated capitalization of our Partnership as at: (a) March 31, 2019; and (b) March 31, 2019, as adjusted to give effect to the completion of this Offering and the Concurrent Private Placement, but without giving effect to the use of proceeds therefrom. The table below should be read together with the detailed information and financial statements incorporated by reference in this Prospectus Supplement, including the unaudited interim condensed and consolidated financial statements of the Partnership as at and for the three months ended March 31, 2019 incorporated by reference in this Prospectus Supplement.

$ millions	As at March 31, 2019	As at March 31, 2019, As Adjusted(1)
Corporate borrowings	$2,481		$2,481
Non-recourse borrowings	14,323		14,323
Other liabilities	8,526		8,526
Preferred Shares	20		20
Partnership capital
Preferred Units	935		935
Limited Partners	4,633
Non-controlling interest
Redeemable Partnership Units	1,863
Exchangeable LP Units	23		23
Interest of others in operating subsidiaries	8,799		8,799
General Partner	22		22

Total capitalization	$41,625	$

(1)
After giving effect to this Offering and the Concurrent Private Placement, but without giving effect to the use of proceeds therefrom. The exact timing and amount of proceeds to be used for the purposes described herein under "Use of Proceeds" are uncertain and would be in combination with other adjustments that cannot presently be calculated.

(2)
Assuming no exercise of the Over-Allotment Option. If the Over-Allotment Option is exercised in full, the "as adjusted" amount for limited partners partnership capital would be $            .

 DESCRIPTION OF PARTNERSHIP CAPITAL

        As of July 10, 2019, there were approximately 279,825,404 Units outstanding (395,650,396 Units assuming the exchange of all of Brookfield's RPUs), 4,989,265 Class A Preferred Units, Series 1, 4,989,262 Class A Preferred Units, Series 3, 9,986,588 Class A Preferred Units, Series 5, 11,979,750 Class A Preferred Units, Series 7, 7,986,595 Class A Preferred Units, Series 9 and 9,936,190 Class A Preferred Units, Series 11 outstanding and no Class A Preferred Units, Series 2, Class A Preferred Units, Series 4, Class A Preferred Units, Series 6, Class A Preferred Units, Series 8, Class A Preferred Units, Series 10 and Class A Preferred Units, Series 12 outstanding. The RPUs are subject to a redemption-exchange mechanism pursuant to which Units may be issued in exchange for RPUs on a one for one basis. After giving effect to this Offering and the Concurrent Private Placement, there will be            Units outstanding (                        Units assuming the exchange of all of the RPUs). After giving effect to this Offering and the Concurrent Private Placement (assuming the exercise of the Over-Allotment Option in full), there will be            Units outstanding (            Units assuming the exchange of all of the RPUs).

        Brookfield now owns approximately 29.3% of our Partnership assuming the exchange of all of Brookfield's RPUs and the remaining approximate 70.7% is held by public investors. After giving effect to this Offering and the Concurrent Private Placement, Brookfield will own approximately        % of our Partnership assuming the exchange of all of Brookfield's RPUs (        % if the Over-Allotment Option is exercised in full). See our Annual Report and "Description of Limited Partnership Units" and "Description of Class A Preferred Units" in the Prospectus for further information regarding the principal rights, privileges, restrictions and conditions attaching to the Units and the Class A Preferred Units.

        On October 16, 2018, Brookfield Infrastructure Partners Exchange LP ("Exchange LP"), a subsidiary of our Partnership, issued 5,726,170 exchangeable limited partnership units of Exchange LP ("Exchangeable LP Units") in connection with the privatization of Enercare Inc. for consideration equivalent to C$56.64 per Exchangeable LP Unit. Each Exchangeable LP Unit is exchangeable for one Unit. As of July 10, 2019, there were approximately 1,315,362 Exchangeable LP Units outstanding.

CONCURRENT PRIVATE PLACEMENT

        Prior to the completion of this Offering and the Concurrent Private Placement, Brookfield owns an approximate 29.6% interest in Brookfield Infrastructure, assuming the exchange of all of Brookfield's RPUs, including its interests in our Partnership and the Holding LP.

        Brookfield Infrastructure has entered into a subscription agreement with Brookfield setting forth the terms and conditions of the Concurrent Private Placement pursuant to which Brookfield will purchase            RPUs at $            per RPU, representing the Offering Price per Unit net of the Underwriters' fee, for proceeds to Brookfield Infrastructure of approximately $            . The Underwriters will not receive any fees or commission on the RPUs purchased by Brookfield.

        After giving effect to this Offering and the Concurrent Private Placement, Brookfield will own            RPUs which, together with Brookfield's existing interests in our Partnership and the Holding LP, will represent a        % interest in Brookfield Infrastructure assuming the exchange of all of Brookfield's RPUs (        % if the Over-Allotment Option is exercised in full).

        Neither the Prospectus nor this Prospectus Supplement qualifies the distribution of the RPUs to be issued pursuant to the Concurrent Private Placement. The RPUs to be issued pursuant to the Concurrent Private Placement will be subject to a statutory hold period. The Concurrent Private Placement is subject to a number of conditions, including completion of definitive documentation and the concurrent closing of this Offering. The Concurrent Private Placement provides for the issuance of RPUs representing less than 10% of the outstanding Units, assuming the exchange of all of Brookfield's RPUs, and therefore does not require disinterested unitholder approval.

 PRICE RANGE AND TRADING VOLUME OF LISTED UNITS

        The Units are listed and posted for trading on the TSX under the symbol "BIP.UN". The following table sets forth the price ranges and trading volumes of the Units as reported by the TSX for the periods indicated, in Canadian dollars:

	Units
	High	Low	Volume
	(C$)	(C$)
2018
July	54.20	50.40	3,553,402
August	55.00	50.86	3,282,184
September	52.23	49.71	4,103,087
October	52.51	48.36	4,871,310
November	53.74	49.20	3,810,033
December	52.04	44.04	6,289,358
2019
January	52.49	46.39	5,403,792
February	54.66	50.00	5,036,581
March	57.06	52.62	18,686,980
April	56.33	54.70	7,075,238
May	57.95	54.83	7,545,382
June	57.50	55.33	7,881,681
July 1 to 10	58.39	56.71	2,054,700

        The Units are listed and posted for trading on the NYSE under the symbol "BIP". The following table sets forth the price ranges and trading volumes of the Units as reported by the NYSE for the periods indicated, in U.S. dollars:

	Units
	High	Low	Volume
	($)	($)
2018
July	41.54	38.26	5,195,804
August	42.31	38.92	4,650,541
September	40.19	38.13	6,030,241
October	40.46	36.84	5,888,365
November	40.60	37.64	4,626,729
December	39.43	32.26	9,121,994
2019
January	39.91	34.05	7,003,357
February	41.49	38.06	6,109,468
March	42.54	39.51	6,620,356
April	42.08	41.04	4,672,381
May	43.00	40.82	5,119,161
June	43.27	41.19	5,511,045
July 1 to 10	44.65	42.94	1,389,388

UNDERWRITING

        RBC Dominion Securities Inc., TD Securities Inc., CIBC World Markets Inc., Credit Suisse Securities (Canada), Inc. and Wells Fargo Securities Canada, Ltd. are acting as joint book-running managers of the Offering and as representatives (the "Representatives") of the underwriters named below (the "Underwriters"). Subject to the terms and conditions stated in the Underwriting Agreement, dated the date of this Prospectus Supplement, among us and the Underwriters (the "Underwriting Agreement"), each Underwriter named below has severally agreed to purchase, and we have agreed to sell to that Underwriter, at the public offering price less the Underwriters' fee set forth on the cover page of this Prospectus Supplement, the number of Units set forth opposite the Underwriter's name in the following table:

Underwriter	Number of Units
RBC Dominion Securities Inc.
TD Securities Inc.
CIBC World Markets Inc.
Credit Suisse Securities (Canada), Inc.
Wells Fargo Securities Canada, Ltd.

Total

        The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Offered Units are subject to approval of legal matters by counsel and to other conditions. The Underwriters are obligated to purchase all the Offered Units (other than those covered by the Over-Allotment Option described below) if they purchase any of the Offered Units.

        Offered Units sold by the Underwriters to the public will initially be offered at the Offering Price. The Offering Price was determined based upon arm's length negotiations between us and the Underwriters. After a reasonable effort has been made to sell all of the Offered Units at the Offering Price, the Underwriters may subsequently reduce and thereafter change, from time to time, the price at which the Offered Units are offered, provided that the Offered Units are not at any time offered at a price greater than the Offering Price, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Offered Units is less than the gross proceeds paid by the Underwriters.

        We have granted to the Underwriters the Over-Allotment Option, exercisable until the date 30 days from the closing of the Offering, to purchase up to                                    Units on the same terms set forth above solely to cover over-allotments, if any, and for market stabilization purposes. To the extent the Over-Allotment Option is exercised, each Underwriter must purchase a number of Units approximately proportionate to that Underwriter's initial purchase commitment.

        Neither our Partnership nor any of our subsidiaries will, nor will any of us or them announce any intention to, directly or indirectly for a period ending 60 days after the date hereof without the prior written consent of the Representatives, acting reasonably, (i) offer or sell, or enter into an agreement to offer or sell any Units or other securities of our Partnership, or securities convertible into, exchangeable for, or otherwise exercisable into, any Units or other securities of our Partnership (other than (a) the issuance of RPUs pursuant to the Concurrent Private Placement; (b) for purposes of directors', officers' or employee incentive plans; (c) pursuant to our Partnership's distribution reinvestment plan; (d) to satisfy existing instruments of our Partnership issued at the date of this Prospectus Supplement; (e) Units issued in connection with an arms' length acquisition, merger, consolidation or amalgamation with any company or companies as long as the party receiving such Units agrees to be similarly restricted; (f) the issuance of Units pursuant to the redemption of outstanding RPUs; (g) the issuance of Units pursuant to the exchange of Exchangeable LP Units that are outstanding as of the date hereof; or (h) debt securities or preferred limited partnership units not convertible into Units), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Units. Brookfield Asset Management Inc. will also agree to similar restrictions.

        The Units are listed for trading under the symbol "BIP.UN" on the TSX and "BIP" on the NYSE. Our Partnership has applied to list the Offered Units on the TSX and the NYSE. The listing of the Offered Units on the TSX and the NYSE will be subject to our Partnership fulfilling all the listing requirements of the TSX and the NYSE, respectively.

        The table below shows the public offering price, underwriting fee and proceeds before expenses to us, on a per Unit basis and assuming both no exercise and full exercise of the Over-Allotment Option.

	Per Unit	No Exercise of Over- Allotment Option	Full Exercise of Over- Allotment Option
Public offering price	$	$	$
Underwriting fee	$	$	$
Proceeds, before expenses, to us	$	$	$

        The expenses of the Offering, not including the Underwriters' fee, are estimated to be $                        and are payable by us. See "Expenses."

        The Offering is being made concurrently in each of the provinces and territories of Canada and in the United States. Each of the Underwriters will offer the Offered Units for sale in the United States and Canada either directly or through their respective broker-dealer affiliates or agents registered in each jurisdiction. Subject to applicable law and the terms of the Underwriting Agreement, the Underwriters may offer the Offered Units outside the United States and Canada.

        In connection with the Offering, the Underwriters may purchase and sell Units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the Over-Allotment Option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the Underwriters of a greater number of Units than they are required to purchase in the Offering.

  •
  "Covered" short sales are sales of Units in an amount up to the number of Units represented by the Underwriters' Over-Allotment Option.

  •
  "Naked" short sales are sales of Units in an amount in excess of the number of Units represented by the Underwriters' Over-Allotment Option.

  •
  Covering transactions involve purchases of Units either pursuant to the Underwriters' Over-Allotment Option or in the open market after the distribution has been completed in order to cover short positions.

  •
  To close a naked short position, the Underwriters must purchase Units in the open market after the distribution has been completed. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Units in the open market after pricing that could adversely affect investors who purchase in the Offering.

  •
  To close a covered short position, the Underwriters must purchase Units in the open market after the distribution has been completed or must exercise the Over-Allotment Option. In determining the source of Units to close the covered short position, the Underwriters will consider, among other things, the price of Units available for purchase in the open market as compared to the price at which they may purchase Units through the Over-Allotment Option.

  •
  Stabilizing transactions involve bids to purchase Units so long as the stabilizing bids do not exceed a specified maximum.

        The Underwriters also may impose a penalty bid. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Underwriters, in covering short positions or making stabilizing purchases, repurchase Units originally sold by that syndicate member.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the Underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Units. They may also cause the price of the Units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The Underwriters may conduct these transactions on the NYSE, TSX, in the over-the-counter market or otherwise. If the Underwriters commence any of these transactions, they may discontinue them at any time.

        Some of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Brookfield Infrastructure or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Brookfield Infrastructure or its affiliates. If any of the Underwriters or their affiliates has a lending relationship with Brookfield Infrastructure, certain of those Underwriters or their affiliates routinely hedge, and certain other of those Underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the securities of Brookfield Infrastructure, including potentially the Units offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Units offered hereby. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        We expect that delivery of the Offered Units will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which in the United States will be the third business day following the date of this prospectus supplement (this settlement cycle being referred to as "T+3"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, U.S. purchasers who wish to trade the Offered Units prior to the delivery date will be required, by virtue of the fact that the notes initially will settle in T+3 (in the United States), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisor(s).

        We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

  Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a "relevant member state"), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the "relevant implementation date"), an offer of Units which are the subject of the offering contemplated by this Prospectus Supplement may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Units shall require us or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of Units to the public" in relation to any Units in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Units to be offered so as to enable an investor to decide to purchase or subscribe for the Units, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended or superseded) and includes any relevant implementing measure in the relevant member state.

        Our Partnership has not authorized and does not authorize the making of any offer of Units through any financial intermediary on its behalf, other than offers made by the Underwriters with a view to the final placement of the Units as contemplated in this Prospectus Supplement. Accordingly, no purchaser of the Units, other than the Underwriters, is authorized to make any further offer of the Units on behalf of the sellers or the Underwriters.

  Notice to Prospective Investors in the United Kingdom

        Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended by the Financial Services Act 2012 ("FSMA")) in connection with the issue or sale of any Units may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to our Partnership.

        Each purchaser of Units must comply with all applicable provisions of the FSMA and the Financial Services Act 2012 with respect to anything done by it in relation to any Units in, from or otherwise involving the United Kingdom.

        This Prospectus Supplement and the accompanying Prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This Prospectus Supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

  Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This Prospectus Supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the Units may only be made to persons (the "Exempt Investors"), who are:

  (a)
  "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act; and

  (b)
  "wholesale clients" (within the meaning of section 761G of the Corporations Act),

so that it is lawful to offer the Units without disclosure to investors under Chapters 6D and 7 of the Corporations Act.

        The Units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapters 6D and 7 of the Corporations Act would not be required pursuant to an exemption under both section 708 and Subdivision B of Division 2 of Part 7.9 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapters 6D and 7 of the Corporations Act. Any person acquiring Units must observe such Australian on-sale restrictions.

        This Prospectus Supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this Prospectus Supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

  Notice to Prospective Investors in Germany

        This Prospectus Supplement has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht — BaFin) nor any other German authority has been notified of the intention to distribute the Units in Germany. Consequently, the Units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this Prospectus Supplement and any other document relating to this Offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the Units to the public in Germany or any other means of public marketing. The Units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This Prospectus Supplement is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

        This Offering does not constitute an offer to buy or the solicitation or an offer to sell the Units in any circumstances in which such offer or solicitation is unlawful.

  Notice to Prospective Investors in Hong Kong

        The Units may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Units which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made under that Ordinance.

  Notice to Prospective Investors in the Netherlands

        The Units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

  Notice to Prospective Investors in Switzerland

        This Prospectus Supplement is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The Units are not being offered to the public in Switzerland, and neither this Prospectus Supplement, nor any other offering materials relating to the Units may be distributed in connection with any such public offering.

        We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 ("CISA"). Accordingly, the Units may not be offered to the public in or from Switzerland, and neither this Prospectus Supplement, nor any other offering materials relating to the Units may be made available through a public offering in or from Switzerland. The Units may only be offered and this Prospectus Supplement may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

USE OF PROCEEDS

        We intend to use a portion of the net proceeds from this Offering, together with the proceeds of the Concurrent Private Placement, to fund an active and advanced pipeline of new investment opportunities and for general working capital purposes.

        Management believes we will be able to invest the net proceeds of this Offering and the Concurrent Private Placement within a reasonable period of time. However, the proceeds of this Offering and the Concurrent Private Placement may not be invested in a timely manner following closing and the returns from such use of proceeds may be lower than the returns we anticipate. See "Risk Factors".

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This summary discusses certain material United States federal income tax considerations to unitholders relating to the receipt, ownership, and disposition of our Units as of the date hereof. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, (the "U.S. Internal Revenue Code"), on the regulations promulgated thereunder ("Treasury Regulations"), and on published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, persons that own (directly, indirectly or constructively, applying certain attribution rules) 5% or more of our Units, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, persons that hold our Units as part of a straddle, hedge, constructive sale or conversion transaction with other investments, persons whose Units are loaned to a short seller to cover a short sale of Units, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons who hold our Units through a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes, persons for whom our Units are not a capital asset, persons who are liable for the alternative minimum tax, and certain U.S. expatriates or former long-term residents of the United States. This summary does not address any tax consequences to holders of our preferred units. Tax-exempt organizations are addressed separately below. The actual tax consequences of the ownership and disposition of our Units will vary depending on your individual circumstances.

        The following discussion, to the extent it expresses conclusions as to the application of U.S. federal income tax law and subject to the qualifications described herein, represents the opinion of Torys LLP. Such opinion is based in part on facts described in this Prospectus Supplement and on various other factual assumptions, representations, and determinations. Any alteration or incorrectness of such facts, assumptions, representations, or determinations could adversely affect such opinion. Moreover, opinions of counsel are not binding upon the U.S. Internal Revenue Service (the "IRS") or any court, and the IRS may challenge the conclusions herein and a court may sustain such challenge.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of one or more of our Units that is for U.S. federal tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) that is subject to the primary supervision of a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        A "Non-U.S. Holder" is a beneficial owner of one or more of our Units, other than a U.S. Holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.

        If a partnership holds our Units, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold our Units should consult their own tax advisers.

        This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. You should consult your own tax adviser concerning the U.S. federal, state and local income tax consequences particular to your ownership and disposition of our Units, as well as any tax consequences under the laws of any other taxing jurisdiction.

Partnership Status of Our Partnership and the Holding LP

        Each of our Partnership and the Holding LP has made a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes generally incurs no U.S. federal income tax liability. Instead, each partner is generally required to take into account its allocable share of items of income, gain, loss, deduction, or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner generally are not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in its partnership interest.

        An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a "publicly traded partnership", unless an exception applies. Our Partnership is publicly traded. However, an exception, referred to as the "Qualifying Income Exception", exists with respect to a publicly traded partnership if (i) at least 90% of such partnership's gross income for every taxable year consists of "qualifying income" and (ii) the partnership would not be required to register under the Investment Company Act if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

        We intend to manage the affairs of our Partnership and the Holding LP so that our Partnership will meet the Qualifying Income Exception in each taxable year. Based upon factual statements and representations made by the General Partner and Brookfield Infrastructure Special L.P. (the "Infrastructure Special LP"), Torys LLP is of the opinion that at least 90% of our Partnership's and the Holding LP's gross income has been, and currently is, of a type that constitutes qualifying income. However, the portion of our Partnership's and the Holding LP's income that is qualifying income may change from time to time, and there can be no assurance that at least 90% of our Partnership's and the Holding LP's gross income in any year will constitute qualifying income.

        No ruling has been or will be sought from the IRS, and the IRS has made no determination as to our Partnership's or the Holding LP's status for U.S. federal income tax purposes or whether our Partnership's or the Holding LP's operations generate "qualifying income" under Section 7704 of the U.S. Internal Revenue Code. It is the opinion of Torys LLP that, based upon the U.S. Internal Revenue Code, Treasury Regulations, published revenue rulings, and court decisions, and the factual statements and representations made by the General Partner and the Infrastructure Special LP, as of the date hereof, each of our Partnership and the Holding LP will be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes. An opinion of counsel with respect to an issue represents counsel's best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and provides no assurance that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

        In rendering its opinions, Torys LLP has relied on numerous factual representations made by the General Partner and the Infrastructure Special LP, including but not limited to the following:

  •
  Neither our Partnership nor the Holding LP has elected to be classified as a corporation for United States federal tax purposes, and neither our Partnership nor the Holding LP has any plan or intention to elect to be so classified.

  •
  For each of our Partnership's and the Holding LP's taxable years, more than 90% of each entity's gross income has consisted of income of a type that Torys LLP is of the opinion constitutes "qualifying income" within the meaning of Section 7704(d) of the U.S. Internal Revenue Code.

Based on the foregoing, the General Partner believes that our Partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.

        If our Partnership fails to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, or if our Partnership is required to register under the Investment Company Act, our Partnership will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which our Partnership fails to meet the Qualifying Income Exception, in return for stock in such corporation, and then distributed the stock to our unitholders in liquidation. This deemed contribution and liquidation could result in the recognition of gain (but not loss) to U.S. Holders, except that U.S. Holders generally would not recognize the portion of such gain attributable to stock or securities of non-U.S. corporations held by us. If, at the time of such contribution, our Partnership were to have liabilities in excess of the tax basis of its assets, U.S. Holders generally would recognize gain in respect of such excess liabilities upon the deemed transfer. Thereafter, our Partnership would be treated as a corporation for U.S. federal income tax purposes.

        If our Partnership were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our Partnership's items of income, gain, loss, deduction, or credit would be reflected only on our Partnership's tax return rather than being passed through to our unitholders, and our Partnership would be subject to U.S. corporate income tax and potentially branch profits tax with respect to its income, if any, effectively connected with a U.S. trade or business. Moreover, under certain circumstances, our Partnership might be classified as a passive foreign investment company ("PFIC") for U.S. federal income tax purposes, and a U.S. Holder would be subject to the rules applicable to PFICs discussed below. See "— Consequences to U.S. Holders — Passive Foreign Investment Companies". Subject to the PFIC rules, distributions made to U.S. Holders would be treated as taxable dividend income to the extent of our Partnership's current or accumulated earnings and profits. Any distribution in excess of current and accumulated earnings and profits would first be treated as a tax-free return of capital to the extent of a U.S. Holder's adjusted tax basis in its Units. Thereafter, to the extent such distribution were to exceed a U.S. Holder's adjusted tax basis in its Units, the distribution would be treated as gain from the sale or exchange of such Units. The amount of a distribution treated as a dividend could be eligible for reduced rates of taxation, provided certain conditions are met. In addition, dividends, interest and certain other passive income received by our Partnership with respect to U.S. investments generally would be subject to U.S. withholding tax at a rate of 30% (although certain Non-U.S. Holders nevertheless might be entitled to certain treaty benefits in respect of their allocable share of such income) and U.S. Holders would not be allowed a tax credit with respect to any such tax withheld. In addition, the "portfolio interest" exemption would not apply to certain interest income of our Partnership (although certain Non-U.S. Holders nevertheless might be entitled to certain treaty benefits in respect of their allocable share of such income). Depending on the circumstances, additional adverse U.S. federal income tax consequences could result under the anti-inversion rules described in Section 7874 of the U.S. Internal Revenue Code, the Treasury Regulations under Section 385 of the Code, or other provisions of the Code, as implemented by the Treasury Regulations and IRS administrative guidance.

        Based on the foregoing consequences, the treatment of our Partnership as a corporation could materially reduce a holder's after-tax return and therefore could result in a substantial reduction of the value of our Units. If the Holding LP were to be treated as a corporation for U.S. federal income tax purposes, consequences similar to those described above would apply.

        The remainder of this summary assumes that our Partnership and the Holding LP will be treated as partnerships for U.S. federal tax purposes. Our Partnership expects that a substantial portion of the items of income, gain, deduction, loss, or credit realized by our Partnership will be realized in the first instance by the Holding LP and allocated to our Partnership for reallocation to our unitholders. Unless otherwise specified, references in this section to realization of our Partnership's items of income, gain, loss, deduction, or credit include a realization of such items by the Holding LP and the allocation of such items to our Partnership.

Consequences to U.S. Holders

Holding of Our Units

        Income and Loss.    If you are a U.S. Holder, you will be required to take into account, as described below, your allocable share of our Partnership's items of income, gain, loss, deduction, and credit for each of our Partnership's taxable years ending with or within your taxable year. Each item generally will have the same character and source as though you had realized the item directly. You must report such items without regard to whether any distribution has been or will be received from our Partnership. Our Partnership intends to make cash distributions to all unitholders on a quarterly basis in amounts generally expected to be sufficient to permit U.S. Holders to fund their estimated U.S. tax obligations (including U.S. federal, state, and local income taxes) with respect to their allocable shares of our Partnership's net income or gain. However, based upon your particular tax situation and simplifying assumptions that our Partnership will make in determining the amount of such distributions, and depending upon whether you elect to reinvest such distributions pursuant to the distribution reinvestment plan, your tax liability might exceed cash distributions made to you, in which case any tax liabilities arising from your ownership of our Units would need to be satisfied from your own funds.

        With respect to U.S. Holders who are individuals, certain dividends paid by a corporation (including certain qualified foreign corporations) to our Partnership and that are allocable to such U.S. Holders may qualify for reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of specified income tax treaties with the United States. In addition, a foreign corporation is treated as a qualified corporation with respect to its shares that are readily tradable on an established securities market in the United States. Among other exceptions, U.S. Holders who are individuals will not be eligible for reduced rates of taxation on any dividends if the payer is a PFIC for the taxable year in which such dividends are paid or for the preceding taxable year. Dividends received by non-corporate U.S. Holders may be subject to an additional Medicare tax on unearned income of 3.8% (see" — Medicare Tax" below). U.S. Holders that are corporations may be entitled to a "dividends received deduction" in respect of dividends paid by U.S. corporations in which our Partnership (through the Holding LP) owns stock. You should consult your own tax adviser regarding the application of the foregoing rules in light of your particular circumstances.

        For U.S. federal income tax purposes, your allocable share of our Partnership's items of income, gain, loss, deduction, or credit will be governed by our limited partnership agreement if such allocations have "substantial economic effect" or are determined to be in accordance with your interest in our Partnership. Similarly, our Partnership's allocable share of items of income, gain, loss, deduction, or credit of the Holding LP will be governed by the limited partnership agreement of the Holding LP if such allocations have "substantial economic effect" or are determined to be in accordance with our Partnership's interest in the Holding LP. Our General Partner believes that, for U.S. federal income tax purposes, such allocations should be given effect, and our General Partner intends to prepare and file tax returns based on such allocations. If the IRS were to successfully challenge the allocations made pursuant to either our limited partnership agreement or the limited partnership agreement of the Holding LP, then the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in such agreements.

        Basis.    In general, you will have an initial tax basis in your Units equal to the sum of (i) the amount of cash paid for our Units and (ii) your share of our Partnership's liabilities, if any. That basis will be increased by your share of our Partnership's income and by increases in your share of our Partnership's liabilities, if any. That basis will be decreased, but not below zero, by distributions you receive from our Partnership, by your share of our Partnership's losses, and by any decrease in your share of our Partnership's liabilities. Under applicable U.S. federal income tax rules, a partner in a partnership has a single, or "unitary", tax basis in his or her partnership interest. As a result, any amount you pay to acquire additional Units (including through the distribution reinvestment plan) will be averaged with the adjusted tax basis of Units owned by you prior to the acquisition of such additional Units.

        For purposes of the foregoing rules, the rules discussed immediately below, and the rules applicable to a sale or exchange of our Units, our Partnership's liabilities generally will include our Partnership's share of any liabilities of the Holding LP.

        Limits on Deductions for Losses and Expenses.    Your deduction of your allocable share of our Partnership's losses will be limited to your tax basis in our Units and, if you are an individual or a corporate holder that is subject to the "at risk" rules, to the amount for which you are considered to be "at risk" with respect to our Partnership's activities, if that is less than your tax basis. In general, you will be at risk to the extent of your tax basis in our Units, reduced by (i) the portion of that basis attributable to your share of our Partnership's liabilities for which you will not be personally liable (excluding certain qualified non-recourse financing) and (ii) any amount of money you borrow to acquire or hold our Units, if the lender of those borrowed funds owns an interest in our Partnership, is related to you, or can look only to your Units for repayment. Your at-risk amount generally will increase by your allocable share of our Partnership's income and gain and decrease by cash distributions you receive from our Partnership and your allocable share of losses and deductions. You must recapture losses deducted in previous years to the extent that distributions cause your at-risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that your tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of our Units, any gain recognized by you can be offset by losses that were previously suspended by the at risk limitation, but may not be offset by losses suspended by the basis limitation. Any excess loss above the gain previously suspended by the at-risk or basis limitations may no longer be used. Under U.S. federal income tax reform legislation known as the "Tax Cuts and Jobs Act", which was signed into law on December 22, 2017, non-corporate taxpayers are not permitted to deduct "excess business losses" for taxable years beginning after December 31, 2017, and before January 1, 2026. You should consult your own tax adviser regarding the limitations on the deductibility of losses under the Code.

        Limitations on Deductibility of Organizational Expenses and Syndication Fees.    In general, neither our Partnership nor any U.S. Holder may deduct organizational or syndication expenses. Similar rules apply to organizational or syndication expenses incurred by the Holding LP. Syndication fees (which would include any sales or placement fees or commissions) must be capitalized and cannot be amortized or otherwise deducted.

        Limitations on Interest Deductions.    Our General Partner intends to use commercially reasonable efforts to structure the activities of our Partnership and the Holding LP to avoid generating unrelated business taxable income ("UBTI") attributable to debt-financed property. However, to the extent our Partnership or the Holding LP incur debt, your share of our Partnership's interest expense, if any, is likely to be treated as "investment interest" expense. For a non-corporate U.S. Holder, the deductibility of "investment interest" expense generally is limited to the amount of such holder's "net investment income". Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. Your share of our Partnership's dividend and interest income will be treated as investment income, although "qualified dividend income" subject to reduced rates of tax in the hands of an individual will only be treated as investment income if such individual elects to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for your share of our Partnership's interest expense. Under Section 163(j) of the Code, additional limitations may apply to a corporate U.S. Holder's share of our Partnership's interest expense, if any.

        Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates.    Under the Tax Cuts and Jobs Act, individuals and certain estates and trusts will not be permitted to claim miscellaneous itemized deductions for taxable years beginning after December 31, 2017, and before January 1, 2026. Such miscellaneous itemized deductions may include the operating expenses of our Partnership, including our Partnership's allocable share of the base management fee or any other management fees.

Treatment of Distributions

        Distributions of cash by our Partnership generally will not be taxable to you to the extent of your adjusted tax basis (described above) in our Units. Any cash distributions in excess of your adjusted tax basis generally will be considered to be gain from the sale or exchange of our Units (described below). Such gain generally will be treated as capital gain and will be long-term capital gain if your holding period for our Units exceeds one year. A reduction in your allocable share of our liabilities, and certain distributions of marketable securities by our Partnership, if any, will be treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of Our Units

        You will recognize gain or loss on the sale or taxable exchange of our Units equal to the difference, if any, between the amount realized and your tax basis in our Units sold or exchanged. Your amount realized will be measured by the sum of the cash or the fair market value of other property received plus your share of our Partnership's liabilities, if any.

        Gain or loss recognized by you upon the sale or exchange of our Units generally will be taxable as capital gain or loss and will be long-term capital gain or loss if our Units were held for more than one year as of the date of such sale or exchange. Assuming you have not elected to treat your share of our Partnership's investment in any PFIC as a "qualified electing fund", gain attributable to such investment in a PFIC would be taxable in the manner described below in "— Passive Foreign Investment Companies". In addition, certain gain attributable to our investment in a "controlled foreign corporation ("CFC") may be characterized as ordinary income, and certain gain attributable to "unrealized receivables" or "inventory items" could be characterized as ordinary income rather than capital gain. For example, if our Partnership were to hold debt acquired at a market discount, accrued market discount on such debt would be treated as "unrealized receivables". The deductibility of capital losses is subject to limitations.

        Each U.S. Holder who acquires our Units at different times and intends to sell all or a portion of our Units within a year of the most recent purchase should consult its own tax adviser regarding the application of certain "split holding period" rules to such sale and the treatment of any gain or loss as long-term or short-term capital gain or loss.

Medicare Tax

        U.S. Holders that are individuals, estates, or trusts may be required to pay a 3.8% Medicare tax on the lesser of (i) the excess of such U.S. Holders' "modified adjusted gross income" (or "adjusted gross income" in the case of estates and trusts) over certain thresholds and (ii) such U.S. Holders' "net investment income" (or "undistributed net investment income" in the case of estates and trusts). Net investment income generally includes your allocable share of our Partnership's income, as well as gain realized by you from a sale of our Units. Special rules relating to the 3.8% Medicare tax may apply to dividends and gain, if any, derived by such U.S. Holders with respect to our Partnership's interest in a PFIC or CFC. See "— Passive Foreign Investment Companies" and "— Controlled Foreign Corporations" below. You should consult your own tax adviser regarding the implications of the 3.8% Medicare tax for your ownership and disposition of our Units.

Foreign Tax Credit Limitations

        If you are a U.S. Holder, you generally will be entitled to a foreign tax credit with respect to your allocable share of creditable foreign taxes paid on our Partnership's income and gains. Complex rules may, depending on your particular circumstances, limit the availability or use of foreign tax credits. Gain from the sale of our Partnership's investments may be treated as U.S.-source gain. Consequently, you may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gain unless the credit can be applied (subject to applicable limitations) against U.S. tax due on other income treated as derived from foreign sources. Certain losses that our Partnership incurs may be treated as foreign-source losses, which could reduce the amount of foreign tax credits otherwise available.

Deduction for Qualified Business Income

        Under the Tax Cuts and Jobs Act, for taxable years beginning after December 31, 2017, and before January 1, 2026, U.S. taxpayers who have domestic "qualified business income" from a partnership generally are entitled to deduct the lesser of such qualified business income or 20% of taxable income. The 20% deduction is also allowed for "qualified publicly traded partnership income". A U.S. Holder's allocable share of our Partnership's income is not expected to be treated as qualified business income or as qualified publicly traded partnership income.

Section 754 Election

        Our Partnership and the Holding LP have each made the election permitted by Section 754 of the U.S. Internal Revenue Code ("Section 754 Election"). The Section 754 Election cannot be revoked without the consent of the IRS. The Section 754 Election generally requires our Partnership to adjust the tax basis in its assets, or inside basis, attributable to a transferee of our Units under Section 743(b) of the U.S. Internal Revenue Code to reflect the purchase price paid by the transferee for our Units. This election does not apply to a person who purchases Units directly from us. For purposes of this discussion, a transferee's inside basis in our

Partnership's assets will be considered to have two components: (i) the transferee's share of our Partnership's tax basis in our Partnership's assets, or common basis, and (ii) the adjustment under Section 743(b) of the U.S. Internal Revenue Code to that basis. The foregoing rules would also apply to the Holding LP.

        Generally, a Section 754 Election would be advantageous to a transferee U.S. Holder if such holder's tax basis in its Units were higher than such Units' share of the aggregate tax basis of our Partnership's assets immediately prior to the transfer. In that case, as a result of the Section 754 Election, the transferee U.S. Holder would have a higher tax basis in its share of our Partnership's assets for purposes of calculating, among other items, such holder's share of any gain or loss on a sale of our Partnership's assets. Conversely, a Section 754 Election would be disadvantageous to a transferee U.S. Holder if such holder's tax basis in its Units were lower than such Units' share of the aggregate tax basis of our Partnership's assets immediately prior to the transfer. Thus, the fair market value of our Units may be affected either favourably or adversely by the election.

        Whether or not the Section 754 Election is made, if our Units are transferred at a time when our Partnership has a "substantial built in loss" in its assets, our Partnership will be obligated to reduce the tax basis in the portion of such assets attributable to such Units.

        The calculations involved in the Section 754 Election are complex, and our General Partner advises that it will make such calculations on the basis of assumptions as to the value of our Partnership assets and other matters. Each U.S. Holder should consult its own tax adviser as to the effects of the Section 754 Election.

Uniformity of Our Units

        Because we cannot match transferors and transferees of our Units, we must maintain the uniformity of the economic and tax characteristics of our Units to a purchaser of our Units. In the absence of uniformity, we may be unable to comply fully with a number of U.S. federal income tax requirements. A lack of uniformity can result from a literal application of certain Treasury Regulations to our Partnership's Section 743(b) adjustments, a determination that our Partnership's Section 704(c) allocations are unreasonable, or other reasons. Section 704(c) allocations would be intended to reduce or eliminate the disparity between tax basis and the value of our Partnership's assets in certain circumstances, including on the issuance of additional Units. In order to maintain the fungibility of all of our Units at all times, we will seek to achieve the uniformity of U.S. tax treatment for all purchasers of our Units which are acquired at the same time and price (irrespective of the identity of the particular seller of our Units or the time when our Units are issued by our Partnership), through the application of certain tax accounting principles that our General Partner believes are reasonable for our Partnership. However, the IRS may disagree with us and may successfully challenge our application of such tax accounting principles. Any non-uniformity could have a negative impact on the value of our Units.

Foreign Currency Gain or Loss

        Our Partnership's functional currency is the U.S. dollar, and our Partnership's income or loss is calculated in U.S. dollars. It is likely that our Partnership will recognize "foreign currency" gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss. You should consult your own tax adviser regarding the tax treatment of foreign currency gain or loss.

Passive Foreign Investment Companies

        U.S. Holders may be subject to special rules applicable to indirect investments in foreign corporations, including an investment through our Partnership in a PFIC. A PFIC is defined as any foreign corporation with respect to which (after applying certain look-through rules) either (i) 75% or more of its gross income for a taxable year is "passive income" or (ii) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce or are held for the production of "passive income". There are no minimum stock ownership requirements for PFICs. If you hold an interest in a foreign corporation for any taxable year during which the corporation is classified as a PFIC with respect to you, then the corporation will continue to be classified as a PFIC with respect to you for any subsequent taxable year during which you continue to hold an interest in the corporation, even if the corporation's income or assets would not cause it to be a PFIC in such subsequent taxable year, unless an exception applies.

        Subject to certain elections described below, any gain on the disposition of stock of a PFIC owned by you indirectly through our Partnership, as well as income realized on certain "excess distributions" by such PFIC, would be treated as though realized ratably over the shorter of your holding period of our Units or our Partnership's holding period for the PFIC. Such gain or income generally would be taxable as ordinary income, and dividends paid by the PFIC would not be eligible for the preferential tax rates for dividends paid to non-corporate U.S. Holders. In addition, an interest charge would apply, based on the tax deemed deferred from prior years. To the extent reasonably practicable, we intend to make distributions of the earnings of each entity we are able to identify as a PFIC not less frequently than annually so as to minimize the likelihood that you will have excess distributions with respect to any such entity. However, because we cannot assure that will be the case, and because any gains on a sale of any such entity would remain subject to the PFIC tax regime, we urge you to consider making any applicable election described below.

        If you were to elect to treat your share of our Partnership's interest in a PFIC as a "qualified electing fund" ("QEF Election"), for the first year you were treated as holding such interest, then in lieu of the tax consequences described in the paragraph immediately above, you would be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC, even if not distributed to our Partnership or to you. A QEF Election must be made by you on an entity-by-entity basis. To make a QEF Election, you must, among other things, (i) obtain a PFIC annual information statement (through an intermediary statement supplied by our Partnership) and (ii) prepare and submit IRS Form 8621 with your annual income tax return. To the extent reasonably practicable, we intend to timely provide you with information related to the PFIC status of each entity we are able to identify as a PFIC, including information necessary to make a QEF Election with respect to each such entity. Any such election should be made for the first year our Partnership holds an interest in such entity or for the first year in which you hold our Units, if later. Under certain circumstances, we may be permitted to make a QEF Election on behalf of all U.S. Holders with respect to a PFIC held indirectly. However, no assurance can be provided that we will make any such QEF Election, if available.

        Once you have made a QEF Election for an entity, such election applies to any additional shares of interest in such entity acquired directly or indirectly, including through additional Units acquired after the QEF Election is made (such as Units acquired under the distribution reinvestment plan). If you were to make a QEF Election after the first year that you were treated as holding an interest in a PFIC, the adverse tax consequences relating to PFIC stock would continue to apply with respect to the pre-QEF Election period, unless you were to make a "purging election". The purging election would create a deemed sale of your previously held share of our Partnership's interests in a PFIC. The gain recognized by the purging election would be subject to the special tax and interest charge rules, which treat the gain as an excess distribution, as described above. As a result of the purging election, you would have a new basis and holding period in your share of our Partnership's interests in the PFIC. U.S. Holders should consult their own tax advisers as to the manner in which such direct inclusions could affect their allocable share of our Partnership's income and their tax basis in our Units and the advisability of making a QEF Election or a purging election.

        Treasury Regulations under Section 1411 of the U.S. Internal Revenue Code contain special rules for applying the 3.8% Medicare tax (as described above under "— Medicare Tax") to U.S. persons owning an interest in a PFIC. Under the special rules, if you are a non-corporate U.S. Holder that has made a QEF Election with respect to our Partnership's interest in a PFIC, then you are permitted to make a special election to treat your share of the ordinary earnings and net capital gains of the PFIC as net investment income for purposes of the 3.8% Medicare tax. If you do not make the special election, then you may be required to calculate your basis in our Units for purposes of the 3.8% Medicare tax in a manner that differs from the calculation of your basis in our Units for U.S. federal income tax purposes generally. You should consult your own tax adviser regarding the implications of the special election, as well as the other implications of the 3.8% Medicare tax and the Treasury Regulations under Section 1411 of the U.S. Internal Revenue Code for your ownership and disposition of our Units.

        In the case of a PFIC that is a publicly traded foreign company, and in lieu of making a QEF Election, an election may be made to "mark to market" the stock of such publicly traded foreign company on an annual basis. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. No assurance can be provided that any of our existing or future Holding Entities or operating entities will qualify as PFICs that are publicly traded or that a mark-to-market election will be available for any such entity. You should consult your own tax adviser regarding the availability of the mark-to-market election with respect to any PFIC in which you are treated as owning an interest through our Partnership.

        Based on our organizational structure, as well as our expected income and assets, our General Partner currently believes that a U.S. Holder is unlikely to be regarded as owning an interest in a PFIC solely by reason of owning our Units for the taxable year ending December 31, 2019. However, our General Partner believes that some of our operating entities may have been PFICs in prior taxable years. In addition, we may decide to hold an existing or future operating entity through a holding entity that would be a PFIC in order to ensure that our Partnership satisfies the Qualifying Income Exception, among other reasons. See "— Investment Structure", below. Accordingly, there can be no assurance that a current or future investment will not qualify as a PFIC.

        Subject to certain exceptions, a U.S. person who directly or indirectly owns an interest in a PFIC generally is required to file an annual report with the IRS, and the failure to file such report could result in the imposition of penalties on such U.S. person and in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. The application of the PFIC rules to U.S. Holders is uncertain in certain respects, and the PFIC rules remain subject to recently proposed Treasury Regulations yet to be made final. You should consult your own tax adviser regarding the PFIC rules, including the foregoing filing requirements and the recently proposed Treasury Regulations, as well as the advisability of making a QEF Election, a special election under the Treasury Regulations under Section 1411 of the U.S. Internal Revenue Code, or a mark-to-market election, as applicable, with respect to any PFIC in which you are treated as owning an interest through our Partnership.

Controlled Foreign Corporations

        A non-U.S. entity will be treated as a CFC if it is treated as a corporation for U.S. federal income tax purposes and more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For this purpose, a "U.S. Shareholder" with respect to a non-U.S. entity means a U.S. person (including a U.S. partnership) that owns (directly, indirectly, or constructively) 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or 10% or more of the total value of shares of all classes of stock of the non-U.S. entity.

        If a U.S. partnership in which we own an interest is a U.S. Shareholder of a CFC, then a U.S. Holder may be required to include in income its allocable share of the CFC's "Subpart F" income. Subpart F income generally includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents, and certain other generally passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such CFC's current earnings and profits. Such inclusions will be treated as ordinary income (whether or not attributable to net capital gains). Thus, a U.S. Holder may be required to report as ordinary income its allocable share of the CFC's Subpart F income without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of any earnings attributable to net capital gains of the CFC.

        Your tax basis in your Units will be increased to reflect any required Subpart F income. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Subpart F income will not be eligible for the reduced rate of tax applicable to certain dividends paid by qualified foreign corporations to individual U.S. persons. See above under "— Consequences to U.S. Holders — Holding of Our Units — Income and Loss". Amounts included as Subpart F income with respect to direct and indirect investments generally will not be taxable again when actually distributed by the CFC.

        Whether or not any CFC has Subpart F income, any gain allocated to you from our disposition of an equity interest in a CFC will be treated as dividend income to the extent of your allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a CFC will not pass through to U.S. Holders.

        As described above under "— Passive Foreign Investment Companies", Treasury Regulations under Section 1411 of the U.S. Internal Revenue Code contain special rules for applying the 3.8% Medicare tax to U.S. persons owning an interest in a PFIC. Similar rules apply to U.S. Shareholders of a CFC. You should consult your own tax adviser regarding the implications of these special rules.

        If a non-U.S. entity held by us through a U.S. partnership (treated as a U.S. Shareholder of such non-U.S. entity) is classified as both a CFC and a PFIC, then you will be required to include amounts in income with respect to such non-U.S. entity either under the CFC rules described under this subheading, or under the PFIC rules described under "— Passive Foreign Investment Companies", but not both. The interaction of these rules is complex, and you should consult your own tax adviser in this regard.

        Based on our organizational structure, the General Partner currently believes that one or more of our existing Holding Entities and operating entities are likely to be classified as CFCs. Moreover, we may in the future acquire certain investments or operating entities through one or more Holding Entities treated as corporations for U.S. federal income tax purposes, and such future Holding Entities or other companies in which we acquire an interest may be treated as CFCs. The application of the CFC rules to U.S. Holders is uncertain in certain respects, and the CFC rules, as amended by the Tax Cuts and Jobs Act, remain subject to proposed Treasury Regulations yet to be made final, as well as other guidance yet to be issued. Specifically, under recently proposed Treasury Regulations on which we may be permitted to rely, only U.S. Holders that are U.S. Shareholders would be required to include in income their allocable shares of a CFC's Subpart F income. You should consult your own tax adviser regarding the implications of the CFC rules for your ownership and disposition of our Units.

Investment Structure

        To ensure that our Partnership meets the Qualifying Income Exception for publicly traded partnerships (discussed above) and complies with certain requirements in our limited partnership agreement, among other reasons, our Partnership may structure certain investments through an entity classified as a corporation for U.S. federal income tax purposes. Such investments will be structured as determined in the sole discretion of our General Partner generally to be tax-efficient for our unitholders. However, because our unitholders will be located in numerous taxing jurisdictions, no assurance can be given that any such investment structure will benefit all our unitholders to the same extent, and such an investment structure might even result in additional tax burdens on some unitholders. As discussed above, if any such entity were a non-U.S. corporation, it might be considered a PFIC or CFC. If any such entity were a U.S. corporation, it would be subject to U.S. federal net income tax on its income, including any gain recognized on the disposition of its investments. In addition, if the investment were to involve U.S. real property, gain recognized on the disposition of the investment by a corporation generally would be subject to corporate-level tax, whether the corporation were a U.S. or a non-U.S. corporation.

U.S. Withholding Taxes

        Although each U.S. Holder is required to provide us with an IRS Form W-9, we nevertheless may be unable to accurately or timely determine the tax status of our unitholders for purposes of determining whether U.S. withholding applies to payments made by our Partnership to some or all of our unitholders. In such a case, payments made by our Partnership to U.S. Holders might be subject to U.S. "backup" withholding at the applicable rate or other U.S. withholding taxes. You would be able to treat as a credit your allocable share of any U.S. withholding taxes paid in the taxable year in which such withholding taxes were paid and, as a result, you might be entitled to a refund of such taxes from the IRS. In the event you transfer or otherwise dispose of some or all of your Units, special rules might apply for purposes of determining whether you or the transferee of such Units were subject to U.S. withholding taxes in respect of income allocable to, or distributions made on account of, such Units or entitled to refunds of any such taxes withheld. See below "Administrative Matters — Certain Effects of a Transfer of Units". You should consult your own tax adviser regarding the treatment of U.S. withholding taxes.

Transferor/Transferee Allocations

        Our Partnership may allocate items of income, gain, loss, and deduction using a monthly convention, whereby any such items recognized in a given month by our Partnership are allocated to our unitholders as of a specified date of such month. As a result, if you transfer your Units, you might be allocated income, gain, loss, and deduction realized by our Partnership after the date of the transfer. Similarly, if you acquire additional Units, you might be allocated income, gain, loss, and deduction realized by our Partnership prior to your ownership of such Units.

        Section 706 of the U.S. Internal Revenue Code generally governs allocations of items of partnership income and deductions between transferors and transferees of partnership interests, and the Treasury Regulations provide a safe harbor allowing a publicly traded partnership to use a monthly simplifying convention for such purposes. However, it is not clear that our Partnership's allocation method complies with the requirements. If our Partnership's convention were not permitted, the IRS might contend that our Partnership's taxable income or losses must be reallocated among our unitholders. If such a contention were sustained, your tax liabilities might be adjusted to your detriment. Our General Partner is authorized to revise our Partnership's method of allocation between transferors and transferees (as well as among unitholders whose interests otherwise vary during a taxable period).

U.S. Federal Estate Tax Consequences

        If our Units are included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes, then a U.S. federal estate tax might be payable in connection with the death of such person. Individual U.S. Holders should consult their own tax advisers concerning the potential U.S. federal estate tax consequences with respect to our Units.

Certain Reporting Requirements

        A U.S. Holder who invests more than $100,000 in our Partnership may be required to file IRS Form 8865 reporting the investment with such U.S. Holder's U.S. federal income tax return for the year that includes the date of the investment. You may be subject to substantial penalties if you fail to comply with this and other information reporting requirements with respect to an investment in our Units. You should consult your own tax adviser regarding such reporting requirements.

U.S. Taxation of Tax-Exempt U.S. Holders of Our Units

        Income recognized by a U.S. tax-exempt organization is exempt from U.S. federal income tax except to the extent of the organization's UBTI. UBTI is defined generally as any gross income derived by a tax-exempt organization from an unrelated trade or business that it regularly carries on, less the deductions directly connected with that trade or business. In addition, income arising from a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) that holds operating assets or is otherwise engaged in a trade or business generally will constitute UBTI. Notwithstanding the foregoing, UBTI generally does not include any dividend income, interest income, certain other categories of passive income, or capital gains realized by a tax-exempt organization, so long as such income is not "debt financed", as discussed below. Our General Partner believes that our Partnership should not be regarded as engaged in a trade or business, and anticipates that any operating assets held by our Partnership will be held through entities that are treated as corporations for U.S. federal income tax purposes.

        The exclusion from UBTI does not apply to income from "debt-financed property", which is treated as UBTI to the extent of the percentage of such income that the average acquisition indebtedness with respect to the property bears to the average tax basis of the property for the taxable year. If an entity treated as a partnership for U.S. federal income tax purposes incurs acquisition indebtedness, a tax-exempt partner in such partnership will be deemed to have acquisition indebtedness equal to its allocable portion of such acquisition indebtedness. If any such indebtedness were used by our Partnership or by the Holding LP to acquire property, such property generally would constitute debt-financed property, and any income from or gain from the disposition of such debt-financed property allocated to a tax-exempt organization generally would constitute UBTI to such tax-exempt organization. In addition, even if such indebtedness were not used either by our

Partnership or by the Holding LP to acquire property but were instead used to fund distributions to our unitholders, if a tax-exempt organization subject to taxation in the United States were to use such proceeds to make an investment outside our Partnership, the IRS might assert that such investment constitutes debt-financed property to such unitholder with the consequences noted above. Our Partnership and the Holding LP currently do not have any outstanding indebtedness used to acquire property, and our General Partner does not believe that our Partnership or the Holding LP will generate UBTI attributable to debt-financed property in the future. Moreover, our General Partner intends to use commercially reasonable efforts to structure our activities to avoid generating UBTI. However, neither our Partnership nor the Holding LP is prohibited from incurring indebtedness, and no assurance can be provided that neither our Partnership nor the Holding LP will generate UBTI attributable to debt-financed property in the future. Tax-exempt U.S. Holders should consult their own tax advisers regarding the tax consequences of an investment in our Units.

Consequences to Non-U.S. Holders

        Our General Partner intends to use commercially reasonable efforts to structure the activities of our Partnership and the Holding LP, respectively, to avoid the realization by our Partnership and the Holding LP, respectively, of income treated as effectively connected with a U.S. trade or business, including effectively connected income attributable to the sale of a "United States real property interest", as defined in the U.S. Internal Revenue Code. Specifically, our Partnership intends not to make an investment, whether directly or through an entity which would be treated as a partnership for U.S. federal income tax purposes, if our General Partner believes at the time of such investment that such investment would generate income treated as effectively connected with a U.S. trade or business. If, as anticipated, our Partnership is not treated as engaged in a U.S. trade or business or as deriving income which is treated as effectively connected with a U.S. trade or business, and provided that a Non-U.S. Holder is not itself engaged in a U.S. trade or business, then such Non-U.S. Holder generally will not be subject to U.S. tax return filing requirements solely as a result of owning our Units and generally will not be subject to U.S. federal income tax on its allocable share of our Partnership's interest and dividends from non-U.S. sources or gain from the sale or other disposition of securities or real property located outside of the United States.

        However, there can be no assurance that the law will not change or that the IRS will not deem our Partnership to be engaged in a U.S. trade or business. If, contrary to our General Partner's expectations, our Partnership is treated as engaged in a U.S. trade or business, then a Non-U.S. Holder generally would be required to file a U.S. federal income tax return, even if no effectively connected income were allocable to it. If our Partnership were to have income treated as effectively connected with a U.S. trade or business, then a Non-U.S. Holder would be required to report that income and would be subject to U.S. federal income tax at the regular graduated rates. In addition, our Partnership might be required to withhold U.S. federal income tax on such Non-U.S. Holder's distributive share of such income. A corporate Non-U.S. Holder might also be subject to branch profits tax at a rate of 30%, or at a lower treaty rate, if applicable. If, contrary to expectation, our Partnership were engaged in a U.S. trade or business, then gain or loss from the sale of our units by a Non-U.S. Holder would be treated as effectively connected with such trade or business to the extent that such Non-U.S. Holder would have had effectively connected gain or loss had our partnership sold all of its assets at their fair market value as of the date of such sale. In such case, any such effectively connected gain generally would be taxable at the regular graduated U.S. federal income tax rates, and the amount realized from such sale generally would be subject to a 10% U.S. federal withholding tax. The 10% U.S. federal withholding tax is temporarily suspended with respect to the disposition of an interest in a publicly traded partnership until proposed Treasury Regulations or other guidance has been made final.

        In general, even if our Partnership is not engaged in a U.S. trade or business, and assuming you are not otherwise engaged in a U.S. trade or business, you will nonetheless be subject to a withholding tax of 30% on the gross amount of certain U.S.-source income which is not effectively connected with a U.S. trade or business. Income subjected to such a flat tax rate is income of a fixed or determinable annual or periodic nature, including dividends and certain interest income. Such withholding tax may be reduced or eliminated with respect to certain types of income under an applicable income tax treaty between the United States and your country of residence or under the "portfolio interest" rules or other provisions of the U.S. Internal Revenue Code, provided that you provide proper certification as to your eligibility for such treatment. Notwithstanding the foregoing, and although each Non-U.S. Holder is required to provide us with an IRS Form W-8, we nevertheless may be unable to accurately or timely determine the tax status of our unitholders for purposes of establishing whether reduced rates of withholding apply to some or all of our unitholders. In such a case, your allocable share of distributions of U.S.-source dividend and interest income will be subject to U.S. withholding tax at a rate of 30%. Further, if you would not be subject to U.S. tax based on your tax status or otherwise were eligible for a reduced rate of U.S. withholding, you might need to take additional steps to receive a credit or refund of any excess withholding tax paid on your account, which could include the filing of a non-resident U.S. income tax return with the IRS. Among other limitations applicable to claiming treaty benefits, if you reside in a treaty jurisdiction which does not treat our Partnership as a pass-through entity, you might not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on your account. In the event you transfer or otherwise dispose of some or all of your Units, special rules may apply for purposes of determining whether you or the transferee of such Units are subject to U.S. withholding taxes in respect of income allocable to, or distributions made on account of, such Units or entitled to refunds of any such taxes withheld. See "— Administrative Matters — Certain Effects of a Transfer of Units". You should consult your own tax adviser regarding the treatment of U.S. withholding taxes.

        Special rules may apply to any Non-U.S. Holder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long-term resident of the United States, (b) a foreign insurance company that is treated as holding a partnership interest in our Partnership in connection with its U.S. business, (c) a PFIC, (d) a CFC, or (e) a corporation that accumulates earnings to avoid U.S. federal income tax. You should consult your own tax adviser regarding the application of these special rules.

Taxes in Other Jurisdictions

        In addition to U.S. federal income tax consequences, an investment in our Partnership could subject you to U.S. state and local taxes in the U.S. state or locality in which you are a resident for tax purposes. You could also be subject to tax return filing obligations and income, franchise, or other taxes, including withholding taxes, in non-U.S. jurisdictions in which we invest. We will attempt, to the extent reasonably practicable, to structure our operations and investments so as to avoid income tax filing obligations by U.S. Holders in non-U.S. jurisdictions. However, there may be circumstances in which we are unable to do so. Income or gain from investments held by our Partnership may be subject to withholding or other taxes in jurisdictions outside the United States, except to the extent an income tax treaty applies. If you wish to claim the benefit of an applicable income tax treaty, you might be required to submit information to tax authorities in such jurisdictions. You should consult your own tax adviser regarding the U.S. state, local, and non-U.S. tax consequences of an investment in our Partnership.

Administrative Matters

Information Returns and Audit Procedures

        We have agreed to use commercially reasonable efforts to furnish to you, within 90 days after the close of each calendar year, U.S. tax information (including IRS Schedule K-1) which describes on a U.S. dollar basis your share of our Partnership's income, gain, loss and deduction for our preceding taxable year. However, providing this U.S. tax information to our unitholders will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from lower-tier entities. It is therefore possible that, in any taxable year, you will need to apply for an extension of time to file your tax returns. In addition, unitholders that do not ordinarily have U.S. federal tax filing requirements will not receive a Schedule K-1 and related information unless such unitholders request it within 60 days after the close of each calendar year. In preparing this U.S. tax information, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine your share of income, gain, loss and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss.

        Our Partnership may be audited by the IRS. Adjustments resulting from an IRS audit could require you to adjust a prior year's tax liability and result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our Partnership's tax returns, as well as those related to our Partnership's tax returns. For taxable years beginning after December 31, 2017, if the IRS makes an audit adjustment to our income tax returns, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from our Partnership instead of unitholders (as under prior law). We may be permitted to elect to have our General Partner and our unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit. However, there can be no assurance that we will choose to make such election or that it will be available in all circumstances. If we do not make the election, and we pay taxes, penalties, or interest as a result of an audit adjustment, then cash available for distribution to our unitholders might be substantially reduced. As a result, our current unitholders might bear some or all of the cost of the tax liability resulting from such audit adjustment, even if our current unitholders did not own our Units during the taxable year under audit. The foregoing considerations also apply with respect to our Partnership's interest in the Holding LP.

        For taxable years beginning on or before December 31, 2017, our General Partner will act as our Partnership's "tax matters partner." As the tax matters partner, our General Partner will have the authority, subject to certain restrictions, to act on behalf of our Partnership in connection with any administrative or judicial review of our Partnership's items of income, gain, loss, deduction, or credit. For taxable years beginning after December 31, 2017, a "partnership representative" designated by our Partnership will have the sole authority to act on behalf of our Partnership in connection with such administrative or judicial review. In particular, our Partnership representative will have the sole authority to bind both our former and current unitholders and to make certain elections on behalf of our Partnership pursuant to the partnership audit rules.

        The application of the partnership audit rules to our Partnership and our unitholders is uncertain. You should consult your own tax adviser regarding the implications of the partnership audit rules for an investment in our Units.

Tax Shelter Regulations and Related Reporting Requirements

        If we were to engage in a "reportable transaction", we (and possibly our unitholders) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or "transaction of interest", or that it produces certain kinds of losses exceeding certain thresholds. An investment in our Partnership may be considered a "reportable transaction" if, for example, our Partnership were to recognize certain significant losses in the future. In certain circumstances, a unitholder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Certain of these rules are unclear, and the scope of reportable transactions can change retroactively. Therefore, it is possible that the rules may apply to transactions other than significant loss transactions.

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you might be subject to significant accuracy-related penalties with a broad scope, for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and in the case of a listed transaction, an extended statute of limitations. We do not intend to participate in any reportable transaction with a significant purpose to avoid or evade tax, nor do we intend to participate in any listed transactions. However, no assurance can be provided that the IRS will not assert that we have participated in such a transaction.

        You should consult your own tax adviser concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the disposition of our Units.

Taxable Year

        Our Partnership uses the calendar year as its taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Withholding and Backup Withholding

        For each calendar year, we will report to you and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. The proper application to our Partnership of the rules for withholding under Sections 1441 through 1446 of the U.S. Internal Revenue Code (applicable to certain dividends, interest, and amounts treated as effectively connected with a U.S. trade or business, among other items) is unclear. Because the documentation we receive may not properly reflect the identities of unitholders at any particular time (in light of possible sales of our Units), we may over-withhold or under-withhold with respect to a particular unitholder. For example, we may impose withholding, remit such amount to the IRS and thus reduce the amount of a distribution paid to a Non-U.S. Holder. It may be the case, however, that the corresponding amount of our income was not properly allocable to such holder, and the appropriate amount of withholding should have been less than the actual amount withheld. Such Non-U.S. Holder would be entitled to a credit against the holder's U.S. federal income tax liability for all withholding, including any such excess withholding. However, if the withheld amount were to exceed the holder's U.S. federal income tax liability, the holder would need to apply for a refund to obtain the benefit of such excess withholding. Similarly, we may fail to withhold on a distribution, and it may be the case that the corresponding income was properly allocable to a Non-U.S. Holder and that withholding should have been imposed. In such case, we intend to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne indirectly by all unitholders on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant Non-U.S. Holder).

        Under the backup withholding rules, you may be subject to backup withholding tax with respect to distributions paid unless: (i) you are an exempt recipient and demonstrate this fact when required; or (ii) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax, and otherwise comply with the applicable requirements of the backup withholding tax rules. A U.S. Holder that is exempt should certify such status on a properly completed IRS Form W-9. A Non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed IRS Form W-8. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund from the IRS, provided you supply the required information to the IRS in a timely manner.

        If you do not timely provide our Partnership, or the applicable nominee, broker, clearing agent, or other intermediary, with IRS Form W-9 or IRS Form W-8, as applicable, or such form is not properly completed, then our Partnership may become subject to U.S. backup withholding taxes in excess of what would have been imposed had our Partnership or the applicable intermediary received properly completed forms from all unitholders. For administrative reasons, and in order to maintain the fungibility of our Units, such excess U.S. backup withholding taxes, and if necessary similar items, may be treated by our Partnership as an expense that will be borne indirectly by all unitholders on a pro rata basis (e.g., since it may be impractical for us to allocate any such excess withholding tax cost to the unitholders that failed to timely provide the proper U.S. tax forms).

Foreign Account Tax Compliance

        The Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act of 2010 ("FATCA") impose a 30% withholding tax on "withholdable payments" made to a "foreign financial institution" or a "non-financial foreign entity", unless such financial institution or entity satisfies certain information reporting or other requirements. Withholdable payments include certain U.S.-source income, such as interest, dividends, and other passive income. Recently proposed Treasury Regulations eliminate the requirement to withhold tax under FATCA on gross proceeds from the sale or disposition of property that can produce U.S.-source interest or dividends. The IRS has announced that taxpayers are permitted to rely on the proposed regulations until final Treasury Regulations are issued. We intend to comply with FATCA, so as to ensure that the 30% withholding tax does not apply to any withholdable payments received by our Partnership, the Holding LP, the Holding Entities, or the operating entities. Nonetheless, the 30% withholding tax may also apply to your allocable share of distributions attributable to withholdable payments, unless you properly certify your FATCA status on IRS Form W-8 or IRS Form W-9 (as applicable) and satisfy any additional requirements under FATCA.

        In compliance with FATCA, information regarding certain unitholders' ownership of our Units may be reported to the IRS or to a non-U.S. governmental authority. FATCA remains subject to modification by an applicable intergovernmental agreement between the United States and another country, such as the agreement in effect between the United States and Bermuda for cooperation to facilitate the implementation of FATCA, or by future Treasury Regulations or guidance. You should consult your own tax adviser regarding the consequences under FATCA of an investment in our Units.

Information Reporting with Respect to Foreign Financial Assets

        Under Treasury Regulations, certain U.S. persons that own "specified foreign financial assets" with an aggregate fair market value exceeding either $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year generally are required to file an information report with respect to such assets with their tax returns. Significant penalties may apply to persons who fail to comply with these rules. Specified foreign financial assets include not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a foreign entity. The failure to report information required under the current regulations could result in substantial penalties and in the extension of the statute of limitations with respect to federal income tax returns filed by you. You should consult your own tax adviser regarding the possible implications of these Treasury Regulations for an investment in our Units.

Certain Effects of a Transfer of Units

        Our Partnership may allocate items of income, gain, loss, deduction, and credit using a monthly convention, whereby any such items recognized in a given month by our Partnership are allocated to our unitholders as of a specified date of such month. Any U.S. withholding taxes applicable to dividends received by the Holding LP (and, in turn, our Partnership) generally will be withheld by our Partnership only when such dividends are paid. Because our Partnership generally intends to distribute amounts received in respect of dividends shortly after receipt of such amounts, it is generally expected that any U.S. withholding taxes withheld by our Partnership on such amounts will correspond to our unitholders who were allocated income and who received the distributions in respect of such amounts. The Holding LP may invest in debt obligations or other securities for which the accrual of interest or income thereon is not matched by a contemporaneous receipt of cash. Any such accrued interest or other income would be allocated pursuant to such monthly convention. Consequently, our unitholders may recognize income in excess of cash distributions received from our Partnership, and any income so included by a unitholder would increase the basis such unitholder has in our Units and would offset any gain (or increase the amount of loss) realized by such unitholder on a subsequent disposition of its Units. In addition, U.S. withholding taxes generally would be withheld by our Partnership only on the payment of cash in respect of such accrued interest or other income, and, therefore, it is possible that some unitholders would be allocated income which might be distributed to a subsequent unitholder, and such subsequent unitholder would be subject to withholding at the time of distribution. As a result, the subsequent unitholder, and not the unitholder who was allocated income, would be entitled to claim any available credit with respect to such withholding.

        The Holding LP has invested and will continue to invest in certain Holding Entities and operating entities organized in non-U.S. jurisdictions, and income and gain from such investments may be subject to withholding and other taxes in such jurisdictions. If any such non-U.S. taxes were imposed on income allocable to a U.S. Holder, and such holder were thereafter to dispose of its Units prior to the date distributions were made in respect of such income, under applicable provisions of the U.S. Internal Revenue Code and Treasury Regulations, the unitholder to whom such income was allocated (and not the unitholder to whom distributions were ultimately made) would, subject to other applicable limitations, be the party permitted to claim a credit for such non-U.S. taxes for U.S. federal income tax purposes. Thus a unitholder may be affected either favorably or adversely by the foregoing rules. Complex rules may, depending on a unitholder's particular circumstances, limit the availability or use of foreign tax credits, and you are urged to consult your own tax adviser regarding all aspects of foreign tax credits.

Nominee Reporting

        Persons who hold an interest in our Partnership as a nominee for another person may be required to furnish to us:

  (i)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (ii)
  whether the beneficial owner is (a) a person that is not a U.S. person, (b) a foreign government, an international organization, or any wholly owned agency or instrumentality of either of the foregoing, or (c) a tax-exempt entity;

  (iii)
  the amount and description of Units held, acquired, or transferred for the beneficial owner; and

  (iv)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions may be required to furnish additional information, including whether they are U.S. persons and specific information on Units they acquire, hold, or transfer for their own account. A penalty of $250 per failure (as adjusted for inflation), up to a maximum of $3,000,000 per calendar year (as adjusted for inflation), generally is imposed by the U.S. Internal Revenue Code for the failure to report such information to us. The nominee is required to supply the beneficial owner of our Units with the information furnished to us.

New Legislation or Administrative or Judicial Action

        The U.S. federal income tax treatment of our unitholders depends, in some instances, on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You should be aware that the U.S. federal income tax rules, particularly those applicable to partnerships, are constantly under review (including currently) by the Congressional tax writing committees and other persons involved in the legislative process, the IRS, the U.S. Treasury Department and the courts, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations, any of which could adversely affect the value of our Units and be effective on a retroactive basis. For example, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible for our Partnership to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, change the character or treatment of portions of our Partnership's income, reduce the net amount of distributions available to our unitholders, or otherwise affect the tax considerations of owning our Units. Such changes could also affect or cause our Partnership to change the way it conducts its activities and adversely affect the value of our Units.

        Our Partnership's organizational documents and agreements permit our General Partner to modify our limited partnership agreement from time to time, without the consent of our unitholders, to elect to treat our Partnership as a corporation for U.S. federal tax purposes, or to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our unitholders.

        THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO OUR PARTNERSHIP AND UNITHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH UNITHOLDER, AND IN REVIEWING THIS PROSPECTUS SUPPLEMENT THESE MATTERS SHOULD BE CONSIDERED. EACH UNITHOLDER SHOULD CONSULT ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN OUR UNITS.

 EXPENSES

        The expenses of the Offering, not including the Underwriters' fee, are estimated to be $            and are payable by us, as set forth below:

SEC and other registration fees	$
NYSE and TSX listing fees
Transfer agent fees
Printing and engraving costs
Legal fees and expenses
Accounting fees and expenses
Miscellaneous

Total	$

LEGAL MATTERS

        The validity of the Offered Units will be passed upon for us by Appleby (Bermuda) Limited, Bermuda counsel to our Partnership. In connection with the issue and sale of the Offered Units, certain legal matters will be passed upon, on behalf of our Partnership, by Torys LLP as to Canadian law and U.S. federal and New York law, and, on behalf of the Underwriters, by Goodmans LLP as to Canadian law, and by Milbank LLP, New York, New York as to U.S. federal and New York law. As at the date of this Prospectus Supplement, the partners and associates of Torys LLP, as a group, Goodmans LLP and Milbank LLP, respectively, as a group, beneficially own, directly or indirectly, less than 1% of the outstanding securities of our Partnership.

AUDITOR, TRANSFER AGENT AND REGISTRAR

        The consolidated financial statements of our Partnership incorporated by reference from our Annual Report in this Prospectus Supplement and the effectiveness of our Partnership's internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing. The offices of Deloitte LLP are located at 8 Adelaide Street West, Toronto, Ontario M5H 0A9. Deloitte LLP is independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario and within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

        The transfer agent and registrar for the Units is Computershare Inc. at its principal office in Canton, Massachusetts, U.S.A.

Brookfield Infrastructure Partners L.P.

Limited Partnership Units
Preferred Limited Partnership Units

Brookfield Infrastructure Partners L.P. may, from time to time, issue limited partnership units (the "LP Units") and preferred limited partnership units ("Preferred LP Units" and together with the LP Units, our "securities") in one or more offerings pursuant to this prospectus.

Each time our securities are offered, we will provide a prospectus supplement containing more specific information about the particular offering and attach it to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.

The LP Units are traded on the New York Stock Exchange (the "NYSE") under the symbol "BIP" and the Toronto Stock Exchange (the "TSX") under the symbol "BIP.UN". We will provide information in the applicable prospectus supplement for the trading market, if any, for any Preferred LP Units we may offer.

An investment in our securities involves a high degree of risk. See "Risk Factors" beginning on page 1 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is June 21, 2019.

ABOUT THIS PROSPECTUS	ii
CAUTION REGARDING FORWARD-LOOKING STATEMENTS	iii
WHERE YOU CAN FIND MORE INFORMATION	iv
DOCUMENTS INCORPORATED BY REFERENCE	iv
SUMMARY	1
THE OFFER AND EXPECTED TIMETABLE	1
BROOKFIELD INFRASTRUCTURE PARTNERS L.P.	1
RISK FACTORS	1
REASON FOR THE OFFER AND USE OF PROCEEDS	2
DESCRIPTION OF LIMITED PARTNERSHIP UNITS	2
DESCRIPTION OF PREFERRED LIMITED PARTNERSHIP UNITS	2
PLAN OF DISTRIBUTION	3
SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES	3
LEGAL MATTERS	4
EXPERTS	4
EXPENSES	5

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the "SEC") using a shelf registration process. Under this shelf registration process, the Partnership may sell our securities in one or more offerings. This prospectus provides you with a general description of our securities. Each time the Partnership sells our securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

        Before you invest, you should read both this prospectus and any applicable prospectus supplement, together with additional information incorporated by reference and described under the heading "Documents Incorporated by Reference." This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the securities that may be offered hereunder.

        You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any "free writing prospectus" we have authorized to be delivered to you. We have not authorized anyone to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus, any prospectus supplement or any "free writing prospectus" we may authorize to be delivered to you, as well as the information we previously filed with the SEC, that is incorporated by reference in this prospectus or in any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

        The Partnership is offering to sell our securities, and is seeking offers to buy our securities, only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus, any prospectus supplement and any "free writing prospectus" and the offering of our securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus, any prospectus supplement and/or any "free writing prospectus" must inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus, any prospectus supplement and any "free writing prospectus" outside the United States. This prospectus, any prospectus supplement and any "free writing prospectus" do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

        Unless the context requires otherwise, when used in this prospectus, the term "Partnership" and "Registrant" refers to Brookfield Infrastructure Partners L.P. alone; the terms "Brookfield Infrastructure," "we," "us" and "our" refer to, collectively, the Partnership, Brookfield Infrastructure L.P. (the "Holding LP"), the subsidiaries of the Holding LP, from time to time, through which we hold all our interests in the operating entities, which are the entities that directly or indirectly hold our current operations and assets that we may acquire in the future, including any assets held through joint ventures, partnerships and consortium arrangements; the term "General Partner" refers to Brookfield Infrastructure Partners Limited, the Partnership's general partner.

        Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because the Partnership is formed under the laws of Bermuda, certain of the directors of the General Partner as well as certain of the experts named in this prospectus are residents of Canada or another non-U.S. jurisdiction and a substantial portion of the Partnership's assets and the assets of those directors and experts may be located outside the United States.

        Unless otherwise specified, all dollar amounts in this prospectus, any prospectus supplement and any "free writing prospectus" are expressed in U.S. dollars and references to "dollars", "$" or "US$" are to U.S. dollars and all references to "C$" are to Canadian dollars. All references in this prospectus, any prospectus supplement and any "free writing prospectus" to "Canada" mean Canada, its provinces, its territories, its possessions and all areas subject to its jurisdiction.

 CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and/or "free writing prospectus", and the documents incorporated by reference herein and therein, contain certain "forward-looking statements" and "forward-looking information" within the meaning of applicable U.S. and Canadian securities laws. The forward-looking statements and information relate to, among other things, our business, operations, objectives, goals, strategies, intentions, plans, beliefs, expectations and estimates and anticipated events or trends. In some cases, you can identify forward-looking statements and information by terms such as "anticipate", "believe", "could", "estimate", "likely", "expect", "intend", "may", "continue", "plan", "potential", "objective", "tend", "seek", "target", "foresee", "aim to", "outlook", "endeavor", "will", "would" and "should" or the negative of those terms or other comparable terminology. These forward-looking statements and information are not historical facts but reflect our current expectations regarding future results or events and are based on information currently available to us and on assumptions we believe are reasonable.

        Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based on reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve assumptions, known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations and our plans and strategies may vary materially from those expressed in the forward-looking statements and information in this prospectus and in any prospectus supplement and/or any "free writing prospectus", and in any of the documents incorporated by reference herein or therein.

        Factors that could cause actual results to differ materially from those contemplated or implied by the forward-looking statements and information in this prospectus, any prospectus supplement and/or "free writing prospectus", and the documents incorporated by reference herein and therein, include, without limitation: general economic conditions in the jurisdictions in which we operate and elsewhere which may impact the markets for our products or services, the ability to achieve growth within Brookfield Infrastructure's businesses, our ability to achieve the milestones necessary to deliver the targeted returns to our unitholders, which is uncertain, some of which depends on access to capital and continuing favorable commodity prices, the impact of market conditions on our businesses, the fact that success of Brookfield Infrastructure is dependent on market demand for an infrastructure company, which is unknown, the availability of equity and debt financing for Brookfield Infrastructure, the ability to effectively complete new acquisitions in the competitive infrastructure space and to integrate acquisitions into existing operations, changes in technology which have the potential to disrupt the businesses and industries in which we invest, the market conditions of key commodities, the price, supply or demand for which can have a significant impact upon the financial and operating performance of our business, regulatory decisions affecting our regulated businesses, our ability to secure favorable contracts, weather events affecting our business, traffic volumes on our toll road businesses, and other risks and factors described in this prospectus, any prospectus supplement and/or any "free writing prospectus", including the documents incorporated by reference herein and therein, including under "Risk Factors" in our most recent annual report on Form 20-F and other risks and factors that are described therein.

        We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements and information to make decisions with respect to an investment in our securities, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements and information might not occur. These risks could cause our actual results and our plans and strategies to vary from our forward-looking statements and information. We qualify any and all of our forward-looking statements and information by these cautionary factors. We disclaim any obligation to update or revise publicly any forward-looking statements or information, whether written or oral, as a result of new information, future events or otherwise, except as required by applicable law.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") applicable to "foreign private issuers" (as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) and will fulfill our obligations with respect to those requirements by filing or furnishing reports with the SEC. In addition, we are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval ("SEDAR") at www.sedar.com, the Canadian equivalent of the SEC electronic document gathering and retrieval system. This information is also available on our website at https://bip.brookfield.com. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of our service provider at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281-1023.

        As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of our securities. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, as soon as practicable, and in any event within four months after the end of each fiscal year, an Annual Report on Form 20-F containing financial statements audited by an independent public accounting firm. We also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus certain documents that we file with or furnish to the SEC. This means that we can disclose important information to you by referring to those documents. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of our securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

        The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference in this prospectus:

  (1)
  our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019, as amended by Amendment No.1 thereto, filed with the SEC on March 7, 2019 (collectively, the "Annual Report"), including the description of our limited partnership units and any amendment or report filed for purposes of updating such description; and

  (2)
  our Report on Form 6-K, dated May 14, 2019 (Exhibit 99.1 only).

        All annual reports filed by us with the SEC on Form 20-F and any Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case, subsequent to the date of this prospectus and prior to the termination of this offering, are incorporated by reference into this prospectus as of the date of the filing of such documents. We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to:

Brookfield Infrastructure Partners L.P.
Investor Relations
73 Front Street, 5th Floor
Hamilton HM 12
Bermuda
Attn: Melissa Low, Vice President, Investor Relations & Communications
E-mail: melissa.low@brookfield.com
Telephone: 1 (441) 294-3309

        Any statement contained in this prospectus, any prospectus supplement, any "free writing prospectus" or in a document incorporated or deemed to be incorporated by reference in this prospectus, any prospectus supplement or any "free writing prospectus" shall be deemed to be modified or superseded, for the purposes of this prospectus, any prospectus supplement or any "free writing prospectus", as the case may be, to the extent that a statement contained in this prospectus, any prospectus supplement, any "free writing prospectus" or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this prospectus, any prospectus supplement or any "free writing prospectus", as the case may be, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus, any prospectus supplement or any "free writing prospectus", as the case may be.

v

 SUMMARY

THE OFFER AND EXPECTED TIMETABLE

        The Partnership may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of our securities. The actual per unit price of our securities that the Partnership will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see "Plan of Distribution" below).

        The LP Units are listed on the NYSE under the symbol "BIP" and the TSX under the symbol "BIP.UN".

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

        The Partnership is a Bermuda exempted limited partnership that was established on May 21, 2007 under the provisions of the Exempted Partnerships Act, 1992 of Bermuda and the Limited Partnership Act, 1883 of Bermuda. Our head and registered office is located at 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda and our telephone number at that address is +1 441 294-3309. The Partnership was spun-off from Brookfield Asset Management Inc. and certain of its affiliates on January 31, 2008. We own and operate high quality, long-life assets that generate stable cash flows, require relatively minimal maintenance capital expenditures and, by virtue of barriers to entry and other characteristics, tend to appreciate in value over time. Our current operations consist of utilities, transport, energy and data infrastructure businesses in North and South America, Europe and Asia Pacific. For additional information, please refer to our Annual Report.

        The Partnership's sole material assets are its managing general partnership interest and preferred limited partnership interest in the Holding LP. The Partnership serves as the Holding LP's managing general partner and has sole authority for the management and control of the Holding LP. We anticipate that the only distributions that the Partnership will receive in respect of its managing general partnership interest and preferred limited partnership interest in the Holding LP will consist of amounts that are intended to assist the Partnership in making distributions to holders of LP Units in accordance with the Partnership's distribution policy, to holders of the Partnership's Preferred LP Units in accordance with the terms of the Preferred LP Units and to allow the Partnership to pay expenses as they become due. The declaration and payment of cash distributions by the Partnership is at the discretion of the General Partner and subject to the solvency requirements under Bermuda law. The Partnership is not required to make such distributions and neither the Partnership nor the General Partner can assure you that the Partnership will make such distributions as intended.

RISK FACTORS

        An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors incorporated by reference from our Annual Report, and the other information incorporated by reference in this prospectus, as updated by our subsequent filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, which are incorporated herein by reference, and those described in the applicable prospectus supplement. The risks and uncertainties described therein and herein are not the only risks and uncertainties we face. For more information see "Where You Can Find More Information" and "Documents Incorporated by Reference."

 REASON FOR THE OFFER AND USE OF PROCEEDS

        Unless stated otherwise in the applicable prospectus supplement accompanying this prospectus, we expect to use the net proceeds of the sale of our securities for general corporate purposes. The actual application of proceeds from the sale of any particular offering of our securities covered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

DESCRIPTION OF LIMITED PARTNERSHIP UNITS

        We may issue LP Units in one or more offerings pursuant to this prospectus and any applicable prospectus supplement. The description of the LP Units contained in this prospectus, together with the applicable prospectus supplements and in the documents incorporated by reference herein and therein summarize or will summarize all the material terms and provisions of the LP Units, together with any material U.S. and Canadian federal income tax considerations related to such LP Units. If we indicate in the applicable prospectus supplement, the terms of the LP Units may differ from the terms we have summarized below.

        The LP Units are non-voting limited partnership interests in the Partnership. Holders of LP Units are not entitled to the withdrawal or return of capital contributions in respect of the LP Units, except to the extent, if any, that distributions are made to such holders pursuant to the Partnership's limited partnership agreement or upon the liquidation of the Partnership as described in our Annual Report or as otherwise required by applicable law. Except to the extent expressly provided in the Partnership's limited partnership agreement, a holder of LP Units will not have priority over any other holder of LP Units, either as to the return of capital contributions or as to profits, losses or distributions. The LP Units rank junior to the Preferred LP Units with respect to priority in the payment of distributions and in the distribution of the assets of the Partnership in the event of the liquidation, dissolution or winding-up of the Partnership, whether voluntary or involuntary, as further described in our Annual Report. Holders of LP Units will not be granted any preemptive or other similar right to acquire additional interests in the Partnership. In addition, holders of LP Units do not have any right to have their LP Units redeemed by the Partnership.

        For a more detailed description of the LP Units, please refer to our Annual Report, as updated by our subsequent filings with the SEC that are incorporated herein by reference.

DESCRIPTION OF PREFERRED LIMITED PARTNERSHIP UNITS

        We may issue Preferred LP Units in one or more offerings pursuant to this prospectus and any applicable prospectus supplement. The description of the Preferred LP Units contained in this prospectus, together with the applicable prospectus supplements and in the documents incorporated by reference herein and therein summarize or will summarize all the material terms and provisions of the Preferred LP Units, together with any material U.S. and Canadian federal income tax considerations relating to such Preferred LP Units. If we indicate in the applicable prospectus supplement, the terms of the Preferred LP Units may differ from the terms we have summarized below.

        We may issue additional series of the Partnership's Class A Preferred LP Units (the "Class A Preferred Units") or we may issue any other class or series of Preferred LP Units. As of June 21, 2019, the Partnership had six series of Class A Preferred Units outstanding: Series 1, Series 3, Series 5, Series 7, Series 9 and Series 11, which are listed on the TSX under the symbols "BIP.PR.A," "BIP.PR.B," "BIP.PR.C," "BIP.PR.D," "BIP.PR.E" and "BIP.PR.F," respectively. The Class A Preferred Units are non-voting limited partnership interests in the Partnership. Holders of Class A Preferred Units are not entitled to the withdrawal or return of capital contributions in respect of Class A Preferred Units, except to the extent, if any, that distributions are made to such holders pursuant to the Partnership's limited partnership agreement or upon the liquidation of the Partnership as described in our Annual Report or as otherwise required by applicable law. The Class A Preferred Units rank senior to the LP Units with respect to priority in the return of capital contributions or as to profits, losses or distributions. The Class A Preferred Units may be issued in series. Each series of Class A Preferred Units ranks on a parity with every other series of the Class A Preferred Units with respect to priority in the return of capital contributions or as to profits, losses or distributions.

        For a more detailed description of the Class A Preferred Units, please refer to our Annual Report, as updated by our subsequent filings with the SEC that are incorporated herein by reference.

        Further, subject to the terms of any Preferred LP Units then outstanding, our limited partnership agreement authorizes us to establish one or more classes, or one or more series of any such classes of Preferred LP Units with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of our Preferred LP Units, such as the Class A Preferred Units), as shall be determined by the General Partner in its sole discretion, including: (i) the right to share in our profits and losses or items thereof; (ii) the right to share in our distributions; (iii) the rights upon our dissolution and liquidation; (iv) whether, and the terms and conditions upon which, we may or shall be required to redeem our Preferred LP Units (including sinking fund provisions); (v) whether such Preferred LP Unit is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Preferred LP Unit will be issued, evidenced by certificates and assigned or transferred; and (viii) the requirement, if any, of each such Preferred LP Unit to consent to certain partnership matters.

PLAN OF DISTRIBUTION

        The Partnership may sell our securities to or through underwriters or dealers. The distribution of our securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices. In connection with the sale of our securities, underwriters may receive compensation from us or from purchasers of our securities for whom they may act as agents in the form of concessions or commissions.

        Each prospectus supplement relating to the offering of our securities will set forth the terms of the offering of our securities, including the names of any underwriters or agents, the purchase price or prices of the offered securities, the proceeds to us from the sale of the offered securities, the underwriting discounts and commissions and any discounts, commissions and concessions allowed or reallowed or paid by any underwriter to other dealers.

        Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of our securities may be entitled to indemnification by us against certain liabilities, including liabilities under securities legislation in several of the provinces and territories of Canada and in the United States, or to contribution with respect to payments which those underwriters, dealers or agents may be required to make in respect thereof. Those underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        Our securities to be offered pursuant to this prospectus will be a new issue of securities. Certain broker-dealers may make a market in our securities but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in our securities or as to the liquidity of the trading market for our securities.

        In connection with any underwritten offering of our securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of our securities offered at levels above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

        The Partnership is formed under the laws of Bermuda. A substantial portion of the Partnership's assets are located outside of Canada and the United States and certain of the directors of the General Partner, as well as certain of the experts named in this prospectus, may be residents of jurisdictions outside of Canada and the United States. The Partnership has expressly submitted to the jurisdiction of the Ontario courts and has appointed an attorney for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors and experts who are not residents of Canada or the United States, as applicable. Investors are advised that it may also not be possible for investors to enforce judgments obtained in Canada or the United States against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada or the United States, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against the Partnership, the directors of the General Partner or the experts named in this prospectus since a substantial portion of the Partnership's assets and the assets of such persons may be located outside of Canada and the United States. The Partnership has been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be capable of being the subject of enforcement proceedings in Bermuda against the Partnership, the directors of the General Partner or the experts named in this prospectus depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over the Partnership, the directors of the General Partner or the experts named in this prospectus, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would issue a valid, final and conclusive judgment in personam in respect of a judgment obtained in a Canadian or U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) as long as (i) the court had proper jurisdiction over the parties subject to the judgment according to Bermuda's conflicts of law principles; (ii) the court did not contravene the rules of natural justice of Bermuda; (iii) the judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of Bermuda; and (v) there is due compliance with the applicable common law rules in Bermuda governing the enforcement of a foreign judgment.

        In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of the Partnership's Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be enforced by a Bermuda court. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against the Partnership, the directors of the General Partner or the experts named in this prospectus in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

LEGAL MATTERS

        The validity of our securities and certain other legal matters with respect to the laws of Bermuda will be passed upon by Appleby (Bermuda) Limited ("Appleby"), Bermuda counsel to the Partnership. As of the date hereof, the partners and associates of Appleby beneficially own, directly or indirectly, in aggregate, less than one percent of our securities.

EXPERTS

        The consolidated financial statements of the Partnership incorporated in this prospectus by reference to the Partnership's Annual Report on Form 20-F for the year ended December 31, 2018, and the effectiveness of the Partnership's internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing. The address of Deloitte LLP is 8 Adelaide Street West, Suite 200, Toronto, Ontario M5H OA9.

 EXPENSES

        The following are the estimated expenses of the offering of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$ *
Blue sky fees and expenses	**
NYSE listing fees	**
Transfer agent fees	**
Printing and engraving costs	**
Legal fees and expenses	**
Accounting fees and expenses	**
Miscellaneous	**

Total	$**

*
The Partnership is registering an indeterminate amount of securities under the registration statement of which this prospectus forms a part, and, in accordance with Rules 456(b) and 457(r), is deferring payment of all of the registration fee.

**
The applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities.

Limited Partnership Units

$

Prospectus Supplement

                        , 2019

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TD Securities

CIBC Capital Markets

Credit Suisse

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